UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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BLUCORA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLUCORA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 22, 2013

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of Blucora, Inc. (“Company”), a Delaware corporation, will be held on May 22, 2013, at 2:00 p.m. The meeting will be held in the large conference room on the 2nd floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, for the following purposes:

1.	To elect the one Class I director and two Class II directors nominated by the Board of Directors of the Company;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013;

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

4.	To approve the flexible settlement feature in connection with the potential conversion of the Company’s Convertible Senior Notes, which could result in the issuance of an aggregate amount of shares of the Company’s common stock equal to 20% or more of the amount of outstanding common stock at the time the Convertible Senior Notes were priced; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on April 1, 2013, as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.

All stockholders are cordially invited to attend the meeting in person. However, to save the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction card as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the enclosed proxy card or voting instruction card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “Information Concerning Proxy Solicitation and Voting – Questions and Answers” in the Proxy Statement for more details on voting in person at the meeting.

By Order of the Board of Directors,

Linda Schoemaker

General Counsel and Secretary

Bellevue, Washington

April 24, 2013

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,

PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE IN ACCORDANCE

WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

BLUCORA, INC.

PROXY STATEMENT FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

The Board of Directors of Blucora, Inc. (“Blucora” or the “Company”) is soliciting proxies for the 2013 annual meeting of stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The annual meeting will be held on May 22, 2013, at 2:00 p.m., in the large conference room on the 2nd floor of the Plaza Center Building, at 10900 NE 8th Street, Bellevue, Washington 98004. All proxies are solicited for the purposes set forth herein and in the notice of annual meeting of stockholders that accompanies this Proxy Statement. Voting materials, which include the Proxy Statement, form of proxy, and Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2012, will be sent or otherwise distributed on or about April 24, 2013 to Stockholders of Record (as defined below).

Important Notice Regarding the Availability of Proxy Materials for Stockholders Meeting to be Held on May 22, 2013

This Proxy Statement and the Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2012, are also available at www.proxyvote.com.

Stockholders of Record and beneficial owners may access the form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.

This solicitation of proxies is made on behalf of the Company, and it will pay for all related costs. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone.

The Company does not expect any matters not listed in the Proxy Statement to come before the annual meeting. For Stockholders of Record, if any other matter is presented, your signed proxy card or submission of your proxy by telephone or via the Internet gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent as the Board of Directors may recommend.

Notice Regarding Discretionary Voting by Brokers

If you hold your shares in a brokerage or bank account in your broker’s or bank’s name (this is called “Street Name”), it is critical that you instruct your broker or bank to cast your vote if you want it to count in the election of directors (Proposal One), in the advisory vote to approve the compensation of the officers discussed in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections below (the “Named Executive Officers”) (Proposal Three), or on the approval of the flexible settlement feature for the potential conversion of the Company’s Senior Convertible Notes (Proposal Four). Due to regulatory changes in recent years, no votes will be cast on your behalf on these proposals if you hold your shares in Street Name and you do not instruct your bank or broker how to vote. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker or bank will not have discretionary authority to vote your shares.

Questions and Answers

Q:	Who is entitled to vote?

A:	All stockholders who owned Blucora common stock at the close of business on the record date of April 1, 2013 (“Stockholders of Record”) are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

On record date, 41,000,811 shares of our common stock were outstanding and entitled to vote, and shares were held of record by 454 stockholders. If, as of the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered the Stockholder of Record with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares through brokers, banks, or other holders of record.

Q:	How many votes do you need at the meeting to transact business?

A:	A majority of Blucora’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares that are voted on any matter or voted “ABSTAIN,” as well as broker non-votes (defined below), will be considered present at the meeting for purposes of establishing a quorum.

Q:	What proposals will be voted on at the meeting?

A:	There are four proposals scheduled to be voted on at the meeting:

Proposal One: Election of the one Class I director and two Class II directors nominated by the Board of Directors of the Company;

Proposal Two: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013;

Proposal Three: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement; and

Proposal Four: Approval of the flexible settlement feature for the potential conversion of the Company’s Senior Convertible Notes.

Q:	What are the voting options for each proposal?

A:	In the election of the directors (Proposal One), you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two), on the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three), and on the approval of the flexible settlement feature for the potential conversion of the Company’s Senior Convertible Notes (Proposal Four) you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Q:	What are the Company’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares “FOR” each nominee to the Board of Directors listed in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as Blucora’s independent registered public accounting firm, “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, and “FOR” the approval of the flexible settlement feature for the potential conversion of the Company’s Senior Convertible Notes.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors (Proposal One), the three nominees to the Board of Directors of the Company who receive the greatest number of “FOR” votes from shares present and entitled to vote at the meeting will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

The proposed ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two) requires the affirmative “FOR” vote of a majority of the shares voted at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have the same effect as a vote “AGAINST” Proposal Two.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, (Proposal Three) requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have the same effect as a vote “AGAINST” Proposal Three. Broker non-votes will have no effect on the outcome of the vote.

The approval of the flexible settlement feature for the potential conversion of the Company’s Senior Convertible Notes (Proposal Four) requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have the same effect as a vote “AGAINST” Proposal Four. Broker non-votes will have no effect on the outcome of the vote.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:	If you provide specific voting instructions, your shares will be voted as you have instructed. If you are a Stockholder of Record, execute the proxy card, and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in street name and do not provide voting instructions, your broker or bank will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two) and your shares will not be voted or counted on any of the other proposals.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a Stockholder of Record or beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank, or other nominee, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For Stockholders of Record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held through a broker, bank, or other nominee, by following the voting instruction card included by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope.

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the Stockholder of Record may be voted in person at the meeting. If you hold your shares through a bank, broker, or other holder of record, and you wish to vote at the meeting, you must present a legal proxy from your broker or other holder of record in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting. If you hold your shares through a bank, broker, or other holder of record, please also bring your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the annual meeting, the Company recommends that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I change my vote?

A:	You may change your vote at any time before the final vote at the meeting.

If you are a Stockholder of Record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you hold your shares through a broker, bank, or other nominee, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the meeting, which will be filed with the Securities and Exchange Commission and will also be available at www.blucora.com. If final results are not available within four business days of the end of the meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:	The Company’s list of stockholders as of April 1, 2013 will be available for inspection for 10 days prior to the 2013 annual meeting and at the annual meeting for any purpose reasonably relevant to the meeting. If you want to inspect the stockholder list, please call the office of the General Counsel at (425) 201-6100 to schedule an appointment.

“Householding” of Proxy Materials

The Company has adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, Stockholders of Record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. The Company believes this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other Stockholders of Record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2012 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Board of Directors has set the size of the Board at eight members. Each director is assigned to one of three classes, with members in each class serving staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If a director resigns before the end of his or her term, the Board may appoint a director to fill the remainder of that term, reduce the size of the Board, or leave the position vacant. Stockholder election of directors may only take place at the annual meeting at which the term of that director would expire or at a special meeting of stockholders called for such purpose.

Nominees for Directors

Three directors are nominated for election at the 2013 annual meeting of stockholders. David Chung and Steven Hooper are nominated as Class II directors with three-year terms ending in 2016. Lance Dunn, a Class I director, has also been nominated and will stand for election for a term to end at the end of the regular Class I term in 2015. For further information on the director nominees, see “Information Regarding the Board of Directors and Committees” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees listed in this Proxy Statement. The director nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected by stockholders. In the event that any nominee to the Board of Directors is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that the nominee will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board of Directors or maintain such vacancy.

If a quorum is present, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement and on the proxy card or the voting instruction card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES

NAMED HEREIN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2013

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013, and recommends that stockholders vote “FOR” ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Ernst & Young LLP was initially appointed by the Audit Committee in March 2012 and this appointment was ratified by stockholders at the 2012 annual meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote to approve the compensation programs for the Named Executive Officers. Accordingly, you may vote on the following resolution at the 2013 annual meeting of stockholders:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers of Blucora, Inc., as disclosed in the Company’s Proxy Statement for the 2013 annual meeting of stockholders, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement.”

This vote is nonbinding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The compensation of the Named Executive Officers is described in detail under “Compensation Discussion and Analysis.” Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Company holds advisory votes on Named Executive Officer compensation on an annual basis, and the next such vote will be at the 2013 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE

OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE

ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL FOUR

APPROVAL OF THE FLEXIBLE SETTLEMENT FEATURE FOR THE POTENTIAL

CONVERSION OF THE CONVERTIBLE NOTES

Background and Reason for Seeking Stockholder Approval

On March 15, 2013, the Company issued Convertible Senior Notes (the “Notes”) in a private offering to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933. The Notes pay interest at a rate of 4.25% and are due in 2019. The aggregate principal amount of the Notes was $201.25 million, of which the Company’s net proceeds after expenses were approximately $194.2 million. The Company intends to use the proceeds for working capital and general corporate purposes, including acquisitions.

The Notes are convertible into shares of the Company’s common stock (the “Common Stock”) at an initial conversion rate of 46.1723 shares per $1,000 principal amount of Notes, which is equivalent to approximately $21.66 per share. The initial conversion price represents a 40% premium to the $15.47 per share closing price the Common Stock on March 11, 2013, the date the Company priced the offering of the Notes. The conversion right begins on October 1, 2018, or earlier upon the occurrence of certain specified events or the satisfaction of certain conditions. Additional information regarding the terms of the Notes is below under “Summary of Terms and Conditions of the Notes.”

As issued, the conversion of the Notes may only be settled in shares of Common Stock. However, under the terms of the Notes, the Company will have the option to settle conversions of the Notes in cash, shares of Common Stock, or through any combination of cash and Common Stock, at the Company’s election. This option (referred to as “flexible settlement” in this Proxy Statement) is available only if the Company first obtains stockholder approval in accordance with NASDAQ requirements. As a NASDAQ-listed company, the Company is subject to NASDAQ Listing Rule 5635(d)(2). This rule requires that the Company obtain stockholder approval prior to implementing the flexible settlement feature in connection with the conversion of a principal amount of the Notes that could result in the issuance of an aggregate amount of Common Stock, issued pursuant to the flexible settlement feature, equal to 20% or more of the Common Stock or voting power outstanding on the date the offering of the Notes was priced. Based on a total of 40,969,769 shares of Common Stock outstanding as of March 11, 2013, the Company must obtain stockholder approval of the potential issuance of more than 8,193,952 shares of Common Stock pursuant to the flexible settlement feature.

Reason for Stockholder Approval

The Board of Directors believes the flexible settlement feature will benefit the Company’s stockholders by providing the Company with financial flexibility in the conversion of the Notes. This flexibility will allow the Company to use the settlement method that is in the best interests of the Company and its stockholders at the time of conversion, issuing shares of Common Stock if appropriate or instead using cash to reduce dilution of existing stockholders.

The terms of the Notes do not require the Company to seek stockholder approval of the flexible settlement feature, and the Company will not incur any penalties under the Notes if the stockholders do not approve the flexible settlement feature.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE FLEXIBLE SETTLEMENT FEATURE FOR THE POTENTIAL CONVERSION OF THE CONVERTIBLE NOTES.

Summary of Terms and Conditions of the Notes

Below is a summary of the terms and conditions of the Notes. The following summary contains basic information about the Notes and is not a complete description of the Notes. Stockholders should read the indenture, included as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on March 15, 2013, for a more detailed account of the terms and conditions of the Notes. Copies of these documents also are available from the Company upon request.

Maturity; Interest.    The Notes will mature on April 1, 2019, unless earlier converted, redeemed, or purchased by the Company. The Notes will bear interest at a rate of 4.25% per annum, payable semi-annually in arrears, commencing on October 1, 2013.

Ranking.    All payments due under the Notes will be unsecured and unsubordinated obligations of the Company and will rank senior in right of payment to any indebtedness that is expressly subordinated to the Notes; rank equal in right of payment to unsecured indebtedness that is not subordinated; be effectively subordinated in right of payment to secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all indebtedness and liabilities of the Company’s subsidiaries.

Conversion Right.    On or before June 30, 2013, the Notes may not be converted under any circumstances. After June 30, 2013, and prior to the close of business on the business day immediately preceding October 1, 2018, holders may convert the Notes only under the following circumstances:

•

during any fiscal quarter, if, for at least 20 trading days during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter, the last reported sale price of the Common Stock is greater than or equal to 130% of the conversion price;

•

during the five consecutive business day period immediately following any five consecutive trading day period, or the “measurement date,” in which, for each trading day of the measurement period, the trading price per $1,000 principal amount of Notes was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date;

•	upon the occurrence of specified corporate transactions as set forth in the indenture; and

•	at any time, if the Company has not received stockholder approval of the flexible settlement feature.

On or after October 1, 2018, until the close of business on the business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the circumstances listed above.

The initial conversion rate of the Notes is 46.1723 shares of the Common Stock per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $21.66 per share of the Common Stock. The conversion rate is subject to customary antidilution adjustments. In addition, upon the occurrence of a “make-whole fundamental change” (as defined in the indenture), in certain circumstances, the conversion rate maybe increased by a number of additional shares for a holder that converts its Notes in connection with such make-whole fundamental change.

Conversion Settlement.    Upon conversion of a Note, the Company will deliver for each $1,000 principal amount of converted Notes a number of shares of the Common Stock equal to the conversion rate. However, if the Company receives stockholder approval of the flexible settlement feature, it will settle conversions of the Note through payment or delivery, as the case may be, of cash, shares of Common Stock, or a combination of cash and stock, at the Company’s election.

Obligation to Purchase.    Upon the occurrence of a “fundamental change” (as defined in the indenture), holders of the Notes may require the Company to purchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus any then accrued, but unpaid, interest.

Optional Redemption.    The Company may redeem for cash all or part of the Notes, at the Company’s option, on or after April 6, 2016, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any then accrued, but unpaid, interest.

Additional Issuances.    Under the indenture, the Company has the right, without the consent of the holders of the Notes, to reopen the indenture and issue additional notes in an unlimited aggregate principal amount with the same terms as the Notes, provided that if such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes shall have a separate CUSIP number. The approval by stockholders of the flexible settlement feature of the Notes at the annual meeting will also apply to any additional notes that the Company may issue pursuant to this provision of the indenture.

Accounting Effect on Reported Financial Results

If the stockholders approve the flexible settlement feature, the Company may settle conversions of the Notes in cash, shares of the Common Stock, or any combination thereof, at the Company’s election. Under the applicable accounting literature, an entity must separately account for the debt component and the embedded conversion option of convertible debt instruments that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of the accounting treatment for such instruments is that the value of such embedded conversion option would be treated as an original issue discount for purposes of accounting for the debt component of the Notes. As a result, if the stockholders approve the flexible settlement feature, the Company will be required to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of the Notes to their face amount over the term of the Notes. Following stockholder approval (if received), the Company will report lower net income in its financial results because of the recognition of both the current period’s amortization of the debt discount and the instrument’s stated interest. This change could adversely affect reported or future financial results, the trading price of the Common Stock, and the trading price of the Notes.

Unless and until the stockholders approve the flexible settlement feature, the Company will be required to include the full number of shares underlying the Notes in the calculation of diluted earnings per share. In addition, under certain circumstances, convertible debt instruments that may be settled entirely or partly in cash are currently accounted for the purpose of earnings per share using the treasury stock method, the effect of which is that the shares that may be issuable upon conversion of the Notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the Notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if the Company elected to settle such excess in shares, are issued. The Company cannot be certain that the accounting standards in the future will continue to permit the use of the treasury stock method. If the Company is unable to use the treasury stock method in accounting for the shares issuable upon conversion of the Notes, then diluted earnings per share would be adversely affected.

If the stockholders approve the flexible settlement feature and this flexible settlement feature is triggered, even if holders do not elect to convert their Notes, the Company could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Notes as a current rather than long-term liability, which would result in a material reduction of net working capital.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each nominee and each of the directors whose term of office will continue after the 2013 annual meeting of stockholders. In addition, these sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors at this time. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in the Director Nomination Policy, as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders.

Director Nominees

The names of the nominees of the Board of Directors and certain information about them are set forth below:

Class I Director Nominee:    Lance Dunn, a Class I director, was added to the Board of Directors in August 2012 to fill a vacancy created by an increase in the size of the Board. In accordance with a requirement in the Company’s bylaws, Mr. Dunn has been nominated and will stand for election for a term to end at the end of the regular Class I term in 2015. Further information about Mr. Dunn is below:

Name of Director	Age	Positions with Blucora	Director Since
Lance G. Dunn	50	Director	2012

Lance G. Dunn has served on the Board of Directors since August 2, 2012. Mr. Dunn was a co-founder and Chief Executive Officer of 2nd Story Software, Inc., the operator of the TaxACT business, until January 31, 2012, when the TaxACT business was acquired by the Company. From the closing of this acquisition until August 1, 2012, Mr. Dunn served as 2nd Story Software’s Vice President, Development. Prior to co-founding 2nd Story in 1998, Mr. Dunn was Vice President of Software Development at Parsons Technology, Inc., where he played a significant role in the development and growth of Parson’s tax software.

Relevant Qualifications and Experience:    As the co-founder and former CEO of the Company’s recently-acquired TaxACT business, Mr. Dunn brings significant experience and background to the Board with respect to an industry and business that has become important to the Company’s success. The Board also believes that Mr. Dunn’s extensive experience as a technology executive provides insight and guidance that assists the Board in its oversight and strategy roles.

Class II Director Nominees:

Name of Director	Age	Positions with Blucora	Director Since
David H. S. Chung	45	—	—
Steven W. Hooper	60	Director	2011

David H. S. Chung is not a current director but has been nominated by the Board of Directors for a term to begin upon the conclusion of the 2013 annual meeting of stockholders. Mr. Chung is a private investor with over 17 years of experience in private equity and public market investing. From May 2006 to December 2012, Mr. Chung was a Partner at Blum Capital Partners, L.P., a San Francisco-based investment firm focused on private equity and public strategic block investments. Prior to Blum Capital, Mr. Chung was a founder of Perspective Value Partners from 2005 to 2006, a Partner at Standard Pacific Capital from 2002 to 2004, and a

Director/Principal at KKR from 1995 to 2002. Previously, Mr. Chung was a management consultant at McKinsey & Co. and an investment banker at Hambrecht & Quist. He is currently a Director of Payless Holdings, Inc. and an alternate Director of Xtralis Holdings, Inc. He also serves on the Board of Trustees of the Fine Arts Museums of San Francisco, the Hamlin School, and SLS School.

Relevant Qualifications and Experience:    Mr. Chung has extensive experience investing in, overseeing, and providing advice to public and private companies in many industries, including technology. He has expertise and experience in all aspects of investing, including deal sourcing, investment analysis, deal structuring, raising of debt financing, deal negotiation, structuring of management incentives, investor relations, strategy, and management oversight. The Board believes this expertise and experience will provide insight and guidance that will assist the Company in its deal-making activities and the Board in its oversight obligations, which will make him a valued contributor and advisor to the Board and to management.

Steven W. Hooper was appointed to the Board of Directors in April 2011. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm, where he has invested in telecommunications and wireless companies since Ignition’s founding in March 2000. From 1999 to 2000, Mr. Hooper served as Chairman and Chief Executive Officer of Nextlink Communications, Inc. From 1998 to 1999, Mr. Hooper served as Chief Executive Officer of Teledesic LLC. From 1994 to 1997, Mr. Hooper served as CEO of AT&T Wireless Services, Inc. Prior to joining AT&T Wireless, Mr. Hooper was an executive with McCaw Cellular Communications, Inc., where he, among other roles, served as CEO for a variety of McCaw-affiliated companies. In addition, Mr. Hooper represents Ignition Partners as a director on the boards of a number of privately-held companies in which Ignition has invested and served as a trustee of Seattle University from 1995 to 2009.

Relevant Qualifications and Experience:    Mr. Hooper has extensive experience as a business leader in the technology industry. He has served in management and as a director for numerous technology companies, and brings to the Company extensive experience, knowledge, and connections that the Board believes will provide valuable assistance to the Company as it pursues strategic opportunities in the technology industry.

Continuing Directors

Class III – Terms expiring in 2014

The names of the continuing Class III directors, whose terms expire in 2014, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Jules Haimovitz	62	Director	2005
Elizabeth J. Huebner	55	Director	2009
Andrew M. Snyder	42	Director	2011

Jules Haimovitz has served as a director of Blucora since October 2005. Since July 2007, he has served as President of Haimovitz Consulting, a media consulting firm. From July 2002 to July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions, Inc., a producer of programming for television, cable networks, and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc. Mr. Haimovitz’s career has also included experience as a director and CEO of VJN, Inc., executive and director at Spelling Entertainment, Inc., executive at King World Productions and Viacom, Inc., and director of Orion Pictures Corporation and Onstage Entertainment. Mr. Haimovitz served as a director of Imclone, Inc. from May 2007 to November 2008 and of Blockbuster, Inc. from May 2006 to April 2011. Mr. Haimovitz has been a director at Dial Global (previously Westwood One, Inc.) since November 2011, where he serves as the Chair of the Audit Committee.

Relevant Qualifications and Experience:    Mr. Haimovitz has a strong background in the management of private and publicly traded companies, particularly companies in the consumer and media space, both as an executive and a director. He also has extensive experience in mergers and acquisitions of both public and private companies. In addition, the Board of Directors has determined that he is qualified as an “Audit Committee Financial Expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and also enables him to provide significant insight on public accounting and financial statement matters. The Board believes that Mr. Haimovitz’s extensive management and board experience, knowledge of and experience with mergers and acquisitions, and financial expertise provides insight and guidance that assists the Board in its oversight and strategy roles.

Elizabeth J. Huebner has served as a director of Blucora since May 2009. Ms. Huebner retired from a 26-year career in the finance sector in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to 2006 at Getty Images, Inc., a provider of visual content and rights services. Prior to her service as Chief Financial Officer of Getty Images, Ms. Huebner was Chief Financial Officer of Primus Knowledge Solutions, Inc. Ms. Huebner also formally served on the Board of Directors of Procera Networks, Inc.

Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a strong background in finance and accounting. The Board of Directors has determined that she is qualified as an “Audit Committee Financial Expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and also enables her to provide significant insight on public accounting and financial statement matters. The Board believes that Ms. Huebner’s experience in management and finance provides insight and guidance that assists the Board in its oversight, financial review, and risk management obligations.

Andrew M. Snyder has served as a director of Blucora, Inc. since August 2011. Mr. Snyder is CEO of Cambridge Information Group, Inc. (“CIG”) and Chairman of CIG’s subsidiaries, ProQuest LLC, R. R. Bowker LLC, and Navtech, Inc. Mr. Snyder also served on the Board of Directors of Navtech when it was an independent, publicly-held company, beginning in November 2005 and continuing through its merger with a CIG subsidiary in November 2007. Mr. Snyder has been employed by CIG since 2003 and has served as President or CEO since 2004. Prior to joining CIG, Mr. Snyder worked for the Goldman Sachs Group, most recently as Vice President in the Principal Investment Area, where he focused on traditional media, technology, and services investing for the firm’s investment fund. He also currently serves on the Board of The Association of American Publishers, and the Board of Overseers of Penn Libraries.

Relevant Qualifications and Experience:    Mr. Snyder was added to the Board of Directors in August 2011 after a process in which the Board attempted to identify a candidate that could both provide stockholder perspective through owning or representing a significant holding of Company shares and provide assistance with the Company’s primary goal of making a large acquisition. The Board met both of these objectives by adding Mr. Snyder. Mr. Snyder has significant experience in the management and oversight of technology companies and a strong background in mergers and acquisitions. His expertise and experience makes him an important resource for the Company, the Board, and the Mergers and Acquisitions Committee (which he chairs) in identifying, acquiring, and integrating acquisition targets in the technology space. Mr. Snyder is the Board representative of Cambridge Information Group I LLC, which, pursuant to certain agreements with the Company, has the right to nominate a representative to the Company’s Board of Directors. These agreements were described in, and filed as exhibits to, the Current Report on Form 8-K filed by the Company on August 23, 2011. Because Mr. Snyder and CIG hold a significant amount of the Company’s shares, the Board believes that he provides the board valuable insight into the perspectives of stockholders.

Class I – Terms expiring in 2015

The names of the continuing Class I directors, whose terms expire in 2015, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
John E. Cunningham, IV	55	Chairman	1998
William J. Ruckelshaus	48	President and Chief Executive Officer	2007

John E. Cunningham, IV has served as a director of Blucora since July 1998 and as the Chairman of the Board of Directors since January 2011. Mr. Cunningham also served as Lead Independent Director of Blucora from February 2010 through December 2010. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. Previously, he served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. From July 2006 to June 2008, he served as a board member of Citel Technologies, Inc., a telecommunications company, and also served as its non-executive Chairman from January 2004 to July 2006. Currently, Mr. Cunningham serves as a board member of RealNetworks, Inc., AudienceScience, Inc. and Qliance, Inc. and as an advisor to Petra Growth Fund II.

Relevant Qualifications and Experience:    Mr. Cunningham has extensive experience in, and a significant knowledge of, the technology industry from his work with various technology companies as an executive, investor, advisor, and director. Mr. Cunningham also has significant experience with Blucora gained through 15 years as a director. The Board believes that Mr. Cunningham’s extensive experience as a venture capitalist in multiple industries, as an executive, and as a board member and advisor to public and private companies and non-profit organizations provides insight and guidance that assists the Board in its oversight obligations and makes him a valued advisor to the Board and management.

William J. Ruckelshaus has served as a director of Blucora since May 2007. Mr. Ruckelshaus has also served as President and Chief Executive Officer of Blucora since November 2010. Prior to his appointment as President and Chief Executive Officer of Blucora, Mr. Ruckelshaus served as Chief Financial Officer of AudienceScience, Inc. (formerly known as RevenueScience, Inc.), a digital advertising, technology, and services company, from May 2006 to November 2010. Mr. Ruckelshaus also served as Chief Operating Officer of AudienceScience for two years. From July 2002 to April 2006, he served as Senior Vice President, Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led the corporate strategic planning effort.

Relevant Qualifications and Experience:    Mr. Ruckelshaus has relevant experience as an executive in the technology industry and a strong background in finance, strategy, and mergers and acquisitions. Mr. Ruckelshaus also has significant familiarity with Blucora as the Company’s President and Chief Executive Officer. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy, and competition, and allows him to facilitate the Board’s ability to perform its critical oversight function. The Board believes that Mr. Ruckelshaus’s experience as an executive and director provides him with insight into the Board’s oversight role, and that as the Company’s President and Chief Executive Officer, Mr. Ruckelshaus plays an important role in the Board’s processes.

Board of Directors and Committee Information

The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about its business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.

Leadership Structure.    The leadership structure of the Board of Directors consists of Chairman John Cunningham and the chairs of each of the principal committees of the Board of Directors. In the current structure, the Chairman position is not combined with the Chief Executive Officer position, which is filled by William Ruckelshaus. It is the policy of the Board of Directors that at all times it will either have an independent Chairman or a Lead Independent Director. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the CEO with the independent oversight provided by the independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending, cash management, investment in marketable securities, and financings;

•

the Audit Committee’s quarterly review of financial statements and its oversight of the Company’s accounting and financial reporting functions, including internal control over financial reporting, its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors), and its oversight of legal and regulatory compliance, compliance with the Code of Business Conduct and Ethics, and any related person transactions;

•	the Nominating and Governance Committee’s oversight of governance policies and the self-evaluation assessments of the Board of Directors and committees; and

•

the Compensation Committee’s review and recommendations or approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks and risk mitigants.

Independence.    NASDAQ listing rules require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that each of John Cunningham, Jules Haimovitz, Richard Hearney (whose term expires as of the 2013 annual meeting and who is not standing for re-election), Steven Hooper, Elizabeth Huebner, Andrew Snyder and Lewis Taffer (whose term expired in May 2012) was an independent director, as defined in the NASDAQ rules, for the entirety of the time that they served as a director in 2012. In addition, the Board of Directors has determined that David Chung will qualify as an independent director if he is elected by the stockholders at the 2013 annual meeting. In determining independence, the Board considered, among other factors, the fact that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company and that CIG, of which Andrew Snyder is CEO, entered into an investment agreement with the Company pursuant to which CIG purchased warrants and common stock. Mr. Ruckelshaus is not considered an independent director as he is an employee of the Company. Mr. Dunn is not considered an independent director under NASDAQ rules because he was an employee of the Company’s 2nd Story Software, Inc. subsidiary within the past three years.

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC.

Meeting Attendance.    The Board of Directors of Blucora held a total of 8 meetings during 2012. For 2012, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. The Board of Directors has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. John Cunningham and William Ruckelshaus attended the 2012 annual meeting of stockholders on May 31, 2012 at the Company’s corporate offices in Bellevue, Washington.

Communication with the Board of Directors.    The Board of Directors believes that management speaks for Blucora. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with Blucora, but it is expected that Board members would do this with the advance knowledge of management and at the request of management, absent unusual circumstances or as contemplated by Board committee charters. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Business Conduct and Ethics.

Corporate Website.    The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding directors, executive officers, and corporate governance documents. That information includes the Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Business Conduct and Ethics (which is applicable to all employees, executive officers, and members of the Board of Directors), and the Corporate Governance Guidelines. The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events.

Committees.    The Board of Directors’ committee structure currently consists of four principal committees (the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Mergers and Acquisitions Committee). The Board may also convene other ad hoc or sub committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of the charters for the Audit, Compensation, Nominating and Governance, and Mergers and Acquisitions Committees can be found on the Company’s corporate website at www.blucora.com. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (425) 201-6100 or (866) 438-4677.

The current membership and leadership of each of the committees of the Board of Directors is set forth in the table below, as is the number of 2012 meetings for those committees:

Board Committees as of April 1, 2013

Director	Audit Committee	Compensation Committee(1)	Nominating and Governance Committee(1)	Mergers and Acquisitions Committee
John Cunningham	M
Lance Dunn
Jules Haimovitz	M	M
Richard Hearney		M	M
Steven Hooper		C		M
Elizabeth Huebner	C		C
William Ruckelshaus				M
Andrew Snyder			M	C

Number of Meetings in 2012	7	7	7	8

(M = Committee Member; C = Committee Chair)

(1)	Mr. Hearney has declined to stand for re-election to the Board, and as a result, will leave the Compensation and Nominating and Governance Committees immediately before the 2013 annual meeting of stockholders. Immediately following the annual meeting, Mr. Snyder will replace Ms. Huebner as Chair of the Nominating and Governance Committee and Mr. Chung will join the Compensation, Nominating and Governance, and Mergers and Acquisitions Committees.

The Audit Committee.    The Audit Committee currently consists of the following independent directors: Jules Haimovitz, Elizabeth Huebner, and John Cunningham. Ms. Huebner is Chair of the Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of the independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;

•	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing, approving, and monitoring compliance with the Code of Business Conduct and Ethics.

The Board of Directors has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board of Directors has further determined that Mr. Haimovitz and Ms. Huebner qualify as “audit committee financial experts” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations, or liabilities that are greater than those that are generally imposed on each of them as a member of the Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Committee or the Board of Directors. Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Committee’s duties. The committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

The Compensation Committee.    The Compensation Committee currently consists of the following independent directors: Jules Haimovitz, Steven Hooper, and Richard Hearney. Mr. Hooper is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation plan;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

•	Reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices; and

•	Acting as administrator of Blucora’s stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.

The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of the following independent directors: Richard Hearney, Elizabeth Huebner, and Andrew Snyder. Ms. Huebner is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•

Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the Blucora Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to Blucora and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to Blucora’s business success, consistent with the highest standards of responsibility and ethics;

•	Representation in the best interests of all of Blucora’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with a director’s obligations to the Company and its stockholders;

•	An established record of professional accomplishment in the director’s chosen field; and

•	No material personal, financial, or professional interest in any Blucora competitor that would interfere or conflict with the director’s obligations to the Company and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to Blucora’s business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. The Board of Directors and the Nominating and Governance Committee implement this goal during the nomination process that applies to both new nominees and incumbent directors, per the Company’s Director Nomination Policy. The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.

The Nominating and Governance Committee’s general view is to re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. If a vacancy on the Board of Directors occurs or the Board of Directors increases in size, the Nominating and Governance Committee will actively seek individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The members of the Nominating and Governance Committee recommended Mr. Dunn for nomination, based on their knowledge of him through the acquisition of the TaxACT business. Mr. Chung was recommended by the Company’s CEO, Mr. Ruckelshaus. The Nominating

and Governance Committee has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion. The Nominating and Governance Committee did not pay a third party to identify or evaluate potential nominees in 2012 with respect to the current slate of nominees.

Any stockholder may recommend candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations” below. Copies of our Bylaws and Director Nomination Policy are available on our corporate website at www.blucora.com.

In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

Blucora, Inc.

c/o Corporate Secretary

10900 NE 8th Street, Suite 800

Bellevue, WA 98004

The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2013 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of Blucora’s common stock.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. Mr. Ruckelshaus, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation is included in the Summary Compensation Table for Named Executive Officers. The Compensation Committee periodically reviews the non-employee director compensation program and makes recommendations to the Board of Directors as appropriate.

Non-Employee Director Compensation Program

The Company’s non-employee director cash compensation program consists of annual cash retainers for board, committee, and chair service, per-meeting attendance fees, and equity grants, as described below:

Annual Cash Retainers.    The annual cash retainers paid to non-employee directors are as follows:

	Annual Retainer Paid to All Members (including Chair)	Additional Annual Chair Retainer
Board of Directors	$20,000		$25,000
Audit Committee	$4,000		$10,000
Compensation Committee	$3,000		$5,000
Nominating and Governance Committee	$2,000		$3,000
Mergers and Acquisitions Committee	$4,000	$	N/A

Meeting Fees.    Non-employee directors are paid $750 per meeting for attendance at Board of Directors meetings in excess of eight per year. This amount is also paid to committee members for attendance at any Audit or Compensation Committee meetings in excess of eight per year and any Nominating and Governance Committee meetings in excess of four per year.

Equity Grants.    The equity grants (in number of shares) made to non-employee directors are as follows:

	RSUs	Nonqualified Stock Options
Initial equity grants to all newly elected or appointed directors, including Board Chair(1)	11,250	27,000
Additional initial equity grants to newly elected or appointed Board Chair(2)	3,750	9,000
Annual equity grants to all directors, including Board Chair(3)	4,500	11,100
Additional annual equity grant to Board Chair(3)	1,500	3,900

(1)	Vests in three equal annual installments beginning on the first anniversary of the appointment date.
(2)	Vests in full on the first anniversary of the appointment date.
(3)	Grants are made on the date of the annual meeting of stockholders and vest in full on the first anniversary of the grant date, or, if sooner, the date of the next annual meeting of stockholders after the grant date.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

Director Compensation for 2012

The following table sets forth information concerning the compensation of each non-employee director for 2012:

Name	Fees earned or paid in cash	Stock awards(1)		Option awards(1)		Other compensation		Total
John Cunningham	$50,500	$76,530		$47,628		—		$174,658
Lance Dunn	8,261	129,601	(2)	169,538	(2)	$112,788	(3)	420,188
Jules Haimovitz	29,500	57,398		35,245		—		122,143
Richard Hearney	27,250	57,398		35,245		—		119,893
Steven Hooper	29,926	57,398		35,245		—		122,569
Elizabeth Huebner	40,005	57,398		35,245		—		132,648
Andrew Snyder	25,170	57,398		35,245		—		117,813
Lewis Taffer	12,500	—		—		2,500	(4)	15,000
James Voelker	20,000	57,398		35,245		—		112,643

(1)	The dollar amount for stock and option awards is the grant date fair value. Assumptions used in the valuation of stock and option awards granted in 2012 are discussed in “Note 8: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	In addition to the awards made to Mr. Dunn upon joining the Board, the grant date fair values of which are set forth in the table above, he was also granted an award of 50,000 options upon the closing of the TaxACT transaction on January 31, 2012 in connection with his agreement to continued employment. Those option awards expired prior to vesting when Mr. Dunn terminated his employment on August 1, 2012, and are not included in the figures above, but originally had a grant date fair value of $208,235.
(3)	Consists of Mr. Dunn’s salary as an employee through August 1, 2012, when he terminated his employment in connection with his joining the Board.
(4)	The Company made a $2,500 contribution in Mr. Taffer’s name to a charitable organization designated by Mr. Taffer upon the end of his term as a director.

All equity grants were awarded pursuant to the Amended and Restated Equity Grant Program for Nonemployee Directors under the Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”). Stock awards consist of restricted stock units (“RSUs”) with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The Company does not coordinate the timing of share grants with the release of material non-public information, as grants are made as of the annual meeting date or election date. The dollar amounts in the table above are the grant date fair values of the awards. Assumptions used in the valuation of awards are discussed in “Note 8: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of the non-employee directors as of December 31, 2012:

Name	Aggregate number of RSUs(1)	Aggregate number of options(1)
John Cunningham(2)	6,000	80,100
Lance Dunn(3)	11,250	27,000
Jules Haimovitz	4,500	63,300
Richard Hearney	4,500	48,300
Steven Hooper(4)	12,000	38,100
Elizabeth Huebner	4,500	43,300
Andrew Snyder(4)	12,000	38,100
James Voelker(5)	4,500	472,200

(1)	For each of the non-employee directors, except as noted below, 4,500 of the RSUs and 11,100 of the options outstanding were unvested at December 31, 2012, and are expected to vest on May 22, 2013. The remaining options were fully vested as of December 31, 2012.
(2)	6,000 of these RSUs and 15,000 of these options outstanding were unvested at December 31, 2012, and are expected to vest on May 22, 2013. The remaining options were fully vested as of December 31, 2012.
(3)	11,250 of these RSUs and 27,000 of these options outstanding were unvested at December 31, 2012. These awards are expected to vest in three equal annual installments, beginning on August 2, 2013.
(4)	For each of Mr. Hooper and Mr. Snyder, 12,000 of these RSUs and 29,100 of these options outstanding were unvested at December 31, 2012 and 4,500 of these RSUs and 11,100 of these options are expected to vest on May 22, 2013. In addition, 7,500 of these RSUs and 18,000 of these options are expected to vest in two equal annual installments on April 11, 2013 and April 11, 2014 for Mr. Hooper and on August 23, 2013 and August 23, 2014 for Mr. Snyder.
(5)	4,500 of these RSUs and 11,100 of these options outstanding were unvested at December 31, 2012, and expired upon Mr. Voelker’s resignation on February 6, 2013. Of the remaining options, all of which were fully vested as of December 31, 2012, 450,000 were not exercised and expired on January 3, 2013.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of Blucora shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Blucora specifically incorporates it by reference into such filing.

Audit Committee Members

During 2012, Elizabeth Huebner served as Chair of the Audit Committee and John Cunningham and Jules Haimovitz served as members. All three members meet the independence criteria in the applicable SEC rules, and each is an independent director as defined in the NASDAQ rules. Each Audit Committee member who served on the Audit Committee in 2012 meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Huebner and Mr. Haimovitz are both “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the NASDAQ rules.

Audit Committee Responsibilities

Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm (Deloitte & Touche LLP for fiscal 2011 and Ernst & Young LLP for fiscal 2012 and 2013) is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2012, the Audit Committee:

•	Discussed the overall scope and plans for audits with Ernst & Young;

•

Met and held discussions with Ernst & Young, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting, and Ernst & Young’s opinion thereof, and the overall quality of Blucora’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•

Discussed the matters required to be discussed with Ernst & Young by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	Reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young, including Ernst & Young’s opinion on the audited financial statements; and

•

Received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on our reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

Members of the Audit Committee:

Elizabeth Huebner, Chair

John Cunningham

Jules Haimovitz

Engagement of Ernst & Young and Dismissal of Deloitte & Touche

On March 9, 2012, the Audit Committee approved the appointment of Ernst & Young as the Company’s new independent registered public accounting firm for the Company’s 2012 fiscal year and dismissed Deloitte & Touche. On March 14, 2012, the final acceptance procedures were completed and the Company engaged Ernst & Young. The decision to change auditors was the result of a competitive request for proposal process conducted by the Audit Committee in which Deloitte & Touche participated.

The reports of Deloitte & Touche on the Company’s consolidated financial statements for the fiscal years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of Deloitte & Touche’s report on the consolidated financial statements as of and for the year ended December 31, 2011, which included an explanatory paragraph regarding the acquisition of TaxACT Holdings, Inc. and its subsidiary, and Deloitte & Touche’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, which expressed an adverse opinion due to the existence of a material weakness. During the years ended December 31, 2011 and 2010, during the interim period from December 31, 2011, and through the filing date of the Company’s Annual Report on Form 10-K for fiscal 2011, the last report for which the Company engaged the services of Deloitte & Touche, (i) there were no disagreements with Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years or any subsequent interim period through the date of the fiscal 2011 Annual Report on Form 10-K, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness as of December 31, 2010.

During the years ended December 31, 2011 and 2010 and during the interim period from December 31, 2011 through the filing date of the fiscal 2011 Annual Report on Form 10-K, neither the Company nor anyone acting on its behalf consulted with Ernst & Young with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice of Ernst & Young was provided to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1) (iv) of Regulation S-K or a “reportable event” as defined in Item 304(a)(1) (v) of Regulation S-K.

The disclosures made in this section were also disclosed in a Current Report on Form 8-K filed on March 14, 2011 and the letter from Deloitte & Touche required by Item 304(a)(3) of Regulation S-K was filed as an exhibit thereto.

Fees Paid to Independent Registered Public Accounting Firm for 2012 and 2011

The aggregate fees billed by the Company’s current independent registered public accounting firm, Ernst & Young LLP, and its previous independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to the Company and its subsidiaries during 2012 and 2011 were as follows:

	2012(1)	2011(2)
Audit fees	$433,385	$789,034
Audit-related fees	16,350	140,100
Tax fees	28,633	—
All other fees	1,995	2,409

Total fees	$480,363	$931,543

(1)	2012 fees consists of amounts paid to Ernst & Young LLP for the 2012 audit and other amounts paid to Ernst & Young during the 2012 fiscal year.
(2)	2011 fees consists of amounts paid to Deloitte for the 2011 audit and other amounts paid to Deloitte during the 2011 fiscal year.

Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting of the year indicated. Audit-related fees for 2012 and 2011 reflect fees billed for work performed in conjunction with mergers and acquisitions and with forms filed with the SEC under the Securities Act. Tax fees for 2012 were for services in connection with estimating and verifying our net operating loss carryforwards. Other fees for 2011 consist of our annual subscription to the Deloitte Technical Library, and for 2012 consist of our annual subscription to Ernst & Young LLP’s Global Accounting & Auditing Information Tool, both of which the Company’s staff used when performing technical accounting research.

The Audit Committee pre-approves all audit and non-audit services to be performed by Blucora’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Deloitte of the non-audit services described above is compatible with Deloitte’s independence. After consideration, the Audit Committee has determined that Deloitte’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Ernst & Young in 2012 and Deloitte in 2011 were pre-approved by the Audit Committee in accordance with the foregoing policy.

Transactions with Related Persons

Policies and Procedures.     Under our Code of Business Conduct and Ethics and our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.

Related Person Transactions in 2012 and 2013

Employee of the Company.     Mr. Cunningham’s brother, James S. Cunningham, is a non-executive, at-will employee of the Company who serves as one of the managers of business development for the Company’s internet search business. In fiscal 2012, he earned $396,613 in total compensation, which primarily consisted of a base salary of $169,065, a bonus of $136,383 (which was based on both his individual performance and that of the group that he manages), RSUs with a grant date fair value of $86,590, and $3,495 contributed by the Company to his account in the Blucora, Inc. 401(k) Retirement Plan.

Acquisition of TaxACT.     At the time of the Company’s acquisition of the TaxACT business, Mr. Dunn held approximately 7% of the equity in 2SS Holdings, Inc. (now named TaxACT Holdings, Inc.), the parent of 2nd Story Software, Inc., which operates the TaxACT business. As previously reported in a Current Report on Form 8-K filed by the Company, on January 31, 2012, the Company purchased the TaxACT business for approximately $287.5 million in cash, less certain transaction expenses and subject to certain specified working capital adjustments. As a shareholder, Mr. Dunn received a proportionate share of the consideration paid by the Company to the shareholders of 2SS Holdings in connection with the acquisition. Mr. Dunn was not affiliated with the Company at the time of the TaxACT acquisition, and as of his joining the Company’s Board of Directors, he no longer had any personal financial interest in the TaxACT business.

COMPENSATION COMMITTEE REPORT

During 2012, John Cunningham, Jules Haimovitz, Richard Hearney, and Steven Hooper served as members of the Compensation Committee. With the exception of John Cunningham, who left the Compensation Committee effective as of the Company’s 2012 annual meeting of stockholders on May 31, 2012, all of the members of the Compensation Committee served during the entire 2012 fiscal year. Jules Haimovitz served as Chair of the Compensation Committee through May 31, 2012 and Steven Hooper served as Chair thereafter. Management has prepared the Compensation Discussion and Analysis section of this Proxy Statement and the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven Hooper, Chair

Richard Hearney

Jules Haimovitz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2012, John Cunningham, Jules Haimovitz, Richard Hearney, and Steven Hooper served on the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. John Cunningham’s brother, James Cunningham, is a non-executive, at-will employee of the Company. The Board has determined that the employment of John Cunningham’s brother does not limit or interfere with Mr. Cunningham’s independence or his ability to properly discharge his obligations related to service on the Compensation Committee. During 2012, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the Blucora Board of Directors or Compensation Committee.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth certain information as of April 24, 2013 with respect to our executive officers:

Name	Age	Position
William J. Ruckelshaus	48	President, Chief Executive Officer, and Director
George M. Allen	38	Executive Vice President of Corporate Development
Eric M. Emans	39	Chief Financial Officer and Treasurer
Michael J. Glover	50	President, InfoSpace LLC
JoAnn Z. Kintzel	47	President, 2nd Story Software, Inc. (TaxACT)
Linda A. Schoemaker	49	General Counsel and Secretary

William J. Ruckelshaus is President and Chief Executive Officer of the Company and a member of the Board of Directors. His experience and qualifications are discussed above under “Continuing Directors.”

George M. Allen was appointed the Company’s Executive Vice President, Corporate Development in May 2012 after working with the Company as a consultant since October 2011. He is responsible for overseeing the Company’s corporate and business development efforts, including mergers and acquisitions. From May 2010 to May 2012, Mr. Allen was the founder and managing partner of Geronimo Capital LLC, an investment research firm focused on the telecom, media, and technology mid-cap investment sector. Prior to founding Geronimo

Capital, Mr. Allen served as principal for nine years at Warburg Pincus, a global private equity firm where he oversaw private equity investments in telecom, media, and technology companies. He began his corporate development career as an associate analyst at Goldman Sachs Asia with assignments in both Hong Kong and New York. Mr. Allen is a graduate of Yale University.

Eric M. Emans has served as the Company’s Chief Financial Officer and Treasurer since August 2011. Before being named to these roles, Mr. Emans had served as the Company’s Chief Accounting Officer, beginning in January 2008. Mr. Emans joined the Company as Corporate Controller in September 2006, but had previously held various positions at the Company from September 2003 to December 2005, including Manager, Revenue Assurance and Senior Manager, Finance. From December 2005 to September 2006, he served as Director, Mobile Operations, at Corbis Corporation, a provider of visual content and rights services. He began his career as an auditor at Deloitte & Touche LLP. Mr. Emans is a graduate of Western Washington University and the University of Washington.

Michael J. Glover is President of the Company’s InfoSpace LLC subsidiary. He previously served as Vice President, Distribution and Business Development from October 2008 to April 2013. Mr. Glover has held various positions in Business Development since joining the Company in October 2000. From April 2008 to September 2008, he served as Vice President, Business Development. From April 2006 to March 2008, he served as Senior Director, Business Development, after serving as Director, Business Development from June 2004 to April 2006. From January 2004 to June 2004, he served as Senior Manager, Business Development, after serving as Business Development Manager from October 2000 to December 2003. Mr. Glover is a graduate of Oregon State University.

JoAnn Kintzel is president of the Company’s 2nd Story Software, Inc. subsidiary, operator of the TaxACT tax preparation software business. Ms. Kintzel has served as president of 2nd Story Software since June 2010, and upon the acquisition of 2nd Story Software by the Company in January 2012, she became the principal operating executive of the TaxACT business. Prior to her appointment as President, Ms. Kintzel served as 2nd Story Software’s Chief Financial Officer and Chief Operating Officer, beginning in 2006. Prior to 2nd Story Software, Ms. Kintzel worked at AEGON USA Investment Management, a global life insurance and investment provider, as Vice President, Assistant Controller, and Senior Accounting Manager. Ms. Kintzel is a graduate of Mount Mercy College.

Linda A. Schoemaker has served as the Company’s General Counsel and Secretary since June 2011. Prior to joining the Company, Ms. Schoemaker served as in-house counsel for Verdiem Corporation, a power management software company, from February 2009 to June 2011. Before Verdiem, she served as Senior Vice President, General Counsel, and Secretary for aQuantive, Inc., a digital marketing service and technology company, from February 2004 until its acquisition by Microsoft Corporation in August 2007. From December 2000 to February 2004, she served as Senior Vice President and General Counsel of Advanced Digital Information Corporation (ADIC), a manufacturer of tape libraries and storage management software. Before joining ADIC, Ms. Schoemaker was a partner in the law firm Perkins Coie LLP. Ms. Schoemaker is a graduate of Harvard University and the University of Michigan Law School.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. This Compensation Discussion and Analysis (“CD&A”) explains how the Committee designed and implemented the Company’s 2012 compensation programs with respect to the Named Executive Officers (“NEOs”). The sections of this CD&A and the topics covered are as follows:

•	Section I of this CD&A discusses the Company’s 2012 goals, accomplishments, and performance, specific information regarding the NEOs, and the Company’s compensation philosophy and objectives;

•	Section II discusses the elements of 2012 executive compensation, including base salary, the cash incentive program, and the long-term equity incentive program;

•	Section III discusses the Committee’s 2012 decisions regarding each of the elements discussed in Section II;

•	Section IV discusses the Company’s 2012 financial performance, the Company’s financial targets for 2012, and how the Company’s financial performance in 2012 affected NEO compensation; and

•	Section V discusses the Committee’s process for determining 2012 executive compensation and some of the Company’s key compensation policies.

Section I. Introduction

A. 2012 Company Goals, Accomplishments, and Performance

2012 was a transformational year for the Company, and that transformation was reflected in the evolution of the Company’s operational goals and the related compensation objectives for its NEOs. When the Committee began the process of determining 2012 executive compensation in late 2011, the Company was still named InfoSpace, Inc., its only significant business was internet search, and it had yet to execute on its acquisition strategy. During the course of 2012, the Company acquired the TaxACT business, adopted its current structure of a holding company that provides corporate support to its operating units, and changed its name to Blucora, Inc. to reflect these changes. Included in these changes was the addition of two new NEOs: JoAnn Kintzel, head of the TaxACT business, and George Allen, leader of the corporate development team tasked with finding additional acquisition opportunities. As a result of these changes, the Company also evolved its operational goals and the related compensation objectives. The initial goals of optimizing the search business and executing significant acquisitions remained important throughout 2012, but the Company also sought to integrate the TaxACT business after the January 31, 2012 acquisition, ensure continued high performance for the TaxACT business through the remainder of the tax season, and adjust the corporate structure to accommodate supporting multiple businesses.

Although the Company’s objectives evolved over the course of 2012 as the Company underwent this transformation, the Committee’s underlying compensation philosophy remained consistent: to attract and retain talented executives and to align the financial incentives of these executives with the Company’s goals. The philosophy was manifested in a compensation program that allocated a significant percentage of overall target compensation for 2012 NEOs to variable cash bonuses based on Company performance and equity awards that provide long-term incentive to increase shareholder value.

In addition to the achievement of the operational goals described above, the Company also posted impressive financial results in 2012. Some highlights include:

•

With the addition of the TaxACT business and the continued growth of the existing InfoSpace internet search business, overall Company revenue increased to $406.9 million in 2012 from $228.8 million in 2011, a 78% increase.

•	Adjusted EBITDA, a non-GAAP measure as reported in the Company’s Annual Report on Form 10-K, increased to $80.4 million in 2012 from $36.6 million in 2011, a 120% increase.

•

The InfoSpace internet search business grew segment revenue to $344.8 million in 2012 from $228.8 million in 2011, a 51% increase, and segment income to $62.2 million in 2012 from $46.2M in 2011, a 35% increase.

•	The closing price per share of the Company’s common stock on December 31, 2012, was $15.71, up from $10.99 on December 30, 2011 (the last trading day of 2011), a 43% increase.

For further discussion of 2012 financial results, see Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7 of Part II) in the Company’s 2012 Annual Report on Form 10-K. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on pages 38-39 of the Company’s 2012 Annual Report on Form 10-K.

B. Named Executive Officers

This CD&A describes the compensation program generally applicable to all executive officers, but specifically discusses the compensation paid to the Company’s 2012 NEOs listed below:

•	William Ruckelshaus, Chief Executive Officer and President;

•	Eric Emans, Chief Financial Officer and Treasurer;

•	George Allen, Executive Vice President of Corporate Development;

•	Michael Glover, President of InfoSpace LLC; and

•	JoAnn Kintzel, President of 2nd Story Software, Inc. (“TaxACT”).

C. Compensation Philosophy and Objectives

The Company’s compensation philosophy is as follows: the Company attempts to use its executive compensation program to increase stockholder value by attracting and retaining executives who can execute on the Company’s goals and by aligning the interests of those executives with the goals and interests of the Company and its stockholders.

The 2012 compensation program applied the Company’s compensation philosophy to the Company’s 2012 operational objectives discussed above through the following specific compensation objectives of the 2012 executive compensation program:

•

Align the compensation of executive management to the key operational goals of the Company by making a significant portion of the compensation dependent upon achievement of specific individual and Company goals, particularly with respect to compensation from the annual performance-based cash bonus plan,

•	Provide compensation that attracts and retains talented and qualified executives through the use of competitive salaries and equity grants, and

•	Ensure stockholder-management alignment through the use of equity grants.

D. Consideration of the 2012 Say-on-Pay Vote

The Company held its first two advisory votes on the compensation of the Company’s Named Executive Officers (“Say-on-Pay”) at the 2011 and 2012 annual meetings of stockholders. Of the stockholders who cast a vote for or against the approval of the Company’s compensation of NEOs, 97.2% voted for approval in 2012 and 98.2% voted for approval in 2011. Although the Committee did not make any specific changes as a result of our Say-on-Pay votes in 2012, the Committee does monitor the results of Say-on-Pay votes, which are held every year, and will continue to consider results from future advisory votes as appropriate when making compensation decisions.

Section II. Elements of Compensation for 2012

The 2012 executive compensation program consisted of the following elements:

A. Base Salary.    Each executive receives an annual base salary that is intended to provide a minimum fixed level of cash compensation that provides security and preserves an employee’s commitment during downturns in the relevant industries and/or equity markets. The Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances the base salary with performance-based compensation elements to ensure that executive incentives are aligned with company objectives. The base salary is established by the Committee pursuant to employment agreements with the executives, and annual changes are based on a combination of an evaluation of historical, current, and anticipated future performance, the individual executive’s experience, comparative market data, and internal pay equity.

B. Annual Cash Incentive Bonus.    Executives are generally provided the opportunity to earn a variable performance-based cash incentive bonus. This bonus provides incentive for the achievement of the Company’s financial and operational goals as well as specific individual goals, assists in retaining, attracting, and motivating employees in the near term, and provides a balance to the volatility of equity prices. Target bonuses, as a percentage of salary, are established pursuant to employment agreements; individuals with positions that have a larger potential impact on operational results generally have a higher proportion of their cash compensation tied to Company performance through the bonus plan. The performance measures for the bonus plan are tied to important Company metrics, such as revenues and Adjusted EBITDA, as well as individual performance goals, each analyzed independently of each other.

C. Long-Term Equity Incentive Program.    The 2012 long-term equity incentive program consisted of the two types of equity awards described below. These awards provide incentive for executives to focus on long-term fundamentals and thereby create long-term stockholder value. While they are primarily intended to maintain stockholder-management alignment, these awards also serve to reward promoted employees, attract and retain highly qualified executives, and maintain the Company’s competitive position compared to the compensation programs of other technology companies. The 2012 long-term equity incentive program consisted of the following types of grants:

Restricted Stock Units.    Restricted Stock Units (“RSUs”) provide upside incentive when the value of the Company’s stock appreciates, but also provide some down market protection. Because RSUs vest into shares of Company stock, they serve to create stockholder-management alignment. They also have high retention value because they vest over a period of time, typically three years, and unvested RSUs are generally forfeited upon an executive voluntarily ending employment.

Stock Options.    Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because there is no substantial value unless stock price significantly improves. They also typically vest over three years, and unvested options are generally forfeited upon an executive voluntarily ending employment.

Section III. Compensation Decisions Made in 2012

In determining the compensation for the NEOs, the Committee generally focuses on total target compensation, which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards. In line with the Company’s compensation philosophy, the Committee determines the amounts of each element with the goal of balancing the need to attract and retain quality executives with the desire to align the financial interests of those executives with the interests of the Company and its stockholders.

A. Annual Base Salary

The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The following table sets forth the annual base salaries approved for the NEOs for 2012 and 2011 (amounts as of the end of each fiscal year):

Name	2012	2011	% Change
William Ruckelshaus(1)	$425,000	$400,000	6.3%
George Allen(2)	$250,000	—	—
Eric Emans(3)	$260,000	$260,000	0%
Michael Glover	$241,500	$230,000	5.0%
JoAnn Kintzel(4)	$200,000	—	—

(1)	Mr. Ruckelshaus signed a new employment agreement on December 31, 2012 that raised his base salary to $450,000, effective January 1, 2013. A copy of Mr. Ruckelshaus’s December 31, 2012 employment agreement was filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for fiscal 2012.
(2)	Mr. Allen was hired on May 3, 2012. Beginning in November 2011, the Company had previously engaged Mr. Allen’s investment research firm, Geronimo Capital LLC, for advice and assistance with the Company’s corporate development efforts, including the TaxACT acquisition.
(3)	Mr. Emans was promoted to Chief Financial Officer on November 13, 2011, and as a result, he received an increase in salary to $260,000 from his previous salary of $230,000. He did not receive any additional salary increase for 2012.
(4)	Ms. Kintzel was an employee of 2nd Story Software, Inc. prior to its acquisition by the Company on January 31, 2012. As the President of a significant subsidiary of the Company, Ms. Kintzel became an executive officer upon the closing of the acquisition.

The only discretionary salary adjustment for an NEO made by the Committee for 2012 was the 5% increase in Mr. Glover’s salary, which was made in the discretion of the Committee, having considered his role, his contributions, and the salaries of similar executives in the Company’s peer group. Mr. Emans’ salary did not increase during 2012, but it was increased in November 2011 in connection with his promotion to Chief Financial Officer. Mr. Allen and Ms. Kintzel were new to the Company in 2012 and thus did not receive 2012 increases, and Mr. Ruckelshaus’s base salary increase reflects the level specified in his employment agreement.

B. Annual Cash Incentive Bonus Plan

The 2012 annual cash incentive bonus plan, in which Messrs. Ruckelshaus, Allen, Emans, and Glover participated, was based on the Company’s 2012 financial targets for the following metrics:

•	Revenue (excluding TaxACT);

•	Total Adjusted EBITDA (excluding TaxACT); and

•	Search Adjusted EBITDA.

The plan also includes a discretionary subjective element based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. The targets for the financial metrics above were set prior to the TaxACT acquisition, and thus the targets exclude TaxACT performance for 2012. Targets for future years will generally include TaxACT performance.

The target bonus for each NEO is calculated based on a percentage of base salary, which is generally set in an executive’s employment agreement. The actual amount of the bonus paid varies depending on the percentage of achievement of each element of the bonus plan for the year. Each element is calculated separately, based upon the performance for the applicable metric, the weighting of that element, and the target bonus amount. For each participating NEO, the target bonus percentage, the performance elements used, and the weighting of each element are set forth in the table below:

	Target bonus percentage (% of base salary)	Bonus performance elements (% of total bonus calculation)
Name		Revenue	Total Adjusted EBITDA	Search Adjusted EBITDA	Discretionary
William Ruckelshaus	100%	25%	45%	—	30%
George Allen	55%	—	25%	—	75%
Eric Emans	60%	25%	45%	—	30%
Michael Glover	70%	25%	—	45%	30%

Ms. Kintzel participated in two separate performance-based cash bonus programs for 2012, (i) a legacy bonus program that was established by TaxACT’s previous management and ownership prior to the Company’s acquisition of TaxACT in January 2012, and (ii) a modified version of the annual cash bonus program in which the other NEOs participate.

The legacy 2012 cash incentive bonus plan applicable to Ms. Kintzel was based on the financial targets for the tax filing season for individual 2011 tax returns, which is the annual period through April 2012 (referred to as the “2011 Tax Year”). Ms. Kintzel’s performance bonus program consisted of two elements: a Revenue element and a Unit Growth element. The measurements for the two bonus elements were independent, and Ms. Kintzel could earn the bonus for one element without earning the other, or earn both, up to a maximum bonus amount of $160,000. However neither element was achievable if TaxACT’s EBITDA margin did not meet a specified minimum threshold. This legacy bonus program also included a retention element under which Ms. Kintzel was eligible to earn $50,000 if she remained employed through the end of the 2011 Tax Year.

The Revenue element was calculated based on TaxACT’s target for Tax Year 2011 revenue (the “Revenue Target”). If Tax Year 2011 Revenue was at the Revenue Target, then Ms. Kintzel would earn a Revenue Bonus of $20,000, and if Tax Year 2011 revenue was below or above the Revenue Target, Ms. Kintzel could earn between $0 and $80,000 based on specific revenue increments. The Unit Growth element was calculated based on a series of nine tiers of percentages of TaxACT’s overall year-over-year growth, compared to the overall IRS-reported market growth in DIY tax returns e-filed in 2011. The bonus available under these tiers ranged from $0 to $80,000.

After the acquisition the Committee included Ms. Kintzel in the Company’s 2012 executive cash bonus plan on a modified basis in recognition of her participation in the legacy bonus plan and seasonal financial cycle of the business she manages. Her participation in this bonus plan consists of two elements: (i) a discretionary element based on calendar year 2012 individual performance that is determined and paid out in the same manner and at the same time as the discretionary element for the other NEOs, and (ii) a financial and operational performance element that is based on a twelve-month measuring period ending on June 30, 2013. The discretionary element was paid for 2012 performance and is covered in this CD&A and below in COMPENSATION OF NAMED EXECUTIVE OFFICERS. The financial and operational performance element is primarily based on calendar year 2013 performance and will be covered in the Company’s 2013 Annual Report to Stockholders. Going forward, the Committee has discontinued the legacy bonus program for Ms. Kintzel and her future performance-based cash bonus program will be under the same program as the other executive officers, although her financial targets will be based on a different period than other executives.

Performance Calculation

The specific Company financial targets for 2012 upon which the 2012 cash incentive bonus was calculated are set forth below under Section IV (A) of this CD&A. The bonus percentages paid to NEOs other than Ms. Kintzel for the Company’s performance, as compared to those 2012 Company financial targets, are calculated using the scale below:

Performance level	Financial performance vs. target (%)	Bonus achievement percentage
Below threshold	0% — 90%	0%
Threshold	90%	50%
Range below target	90% to 99%	55% to 95%
Target	100%	100%
Range above target	101% — 120%	101% to 120%
Accelerated Range above target	121% to 135%	122% to 150%
Maximum	135% or more	150%

Financial Performance Measures Used

The financial measures selected by the Committee for the 2012 cash bonus program were primarily based on the search business because the TaxACT business had just been acquired and was not yet integrated when the 2012 bonus program was finalized. As a result, the Revenue and Adjusted EBITDA measures used for the NEOs other than Ms. Kintzel exclude the TaxACT business. Beginning with the 2013 cash bonus program, the Committee will use Revenue and Adjusted EBITDA figures for the entire Company. For the two NEOs who are responsible for specific business units, Mr. Glover and Ms. Kintzel, all or some of the bonus calculation uses financial metrics specific to those business units. The Committee uses Revenue as a critical measure of the Company’s operations and growth, and it serves as the primary basis for funding the Company’s strategic plans. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense and non-recurring and non-operating items. The Committee uses Adjusted EBITDA because it believes it is an important measure of the Company’s operating performance. Specifically, this measure focuses on the Company’s essential operating results by removing the impact of the Company’s capital structure (interest income from investments), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on pages 38-39 of the 2012 Annual Report on Form 10-K.

C. Annual Long-Term Equity Grants

In 2012, the Committee used a long-term equity compensation program consisting of RSUs and stock options. Mr. Ruckelshaus received the grants set forth in his employment agreement. Mr. Allen and Ms. Kintzel received equity grants upon joining the Company, and such new hire grants are typically larger than standard annual grants as they are intended to quickly establish significant alignment for new executives with stockholders. Mr. Glover received an annual equity grant that was set by the Committee in its discretion. The factors considered by the Committee in determining the size of the grants to Ms. Kintzel and Messrs. Allen and Glover include past equity practices, the amount of equity held by each executive at the time, comparative market data, and the Committee’s subjective evaluation of value provided by the executive. Mr. Emans did not receive any equity grants in 2012 as he had received grants in late 2011 in connection with his promotion to Chief Financial Officer.

2012 NEO equity grants are set forth in the following table:

	Stock Awards (RSUs)		Options		Total equity awards
Name	Grant Date Fair Value	Awards	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares
William Ruckelshaus	$506,800	40,000	$634,379	200,000	$1,141,179	240,000
George Allen	—	—	$809,149	200,000	$809,149	200,000
Eric Emans	—	—	—	—	—	—
Michael Glover	$118,150	10,000	$110,846	30,000	$228,996	40,000
JoAnn Kintzel	$246,200	20,000	$307,975	80,000	$554,175	100,000

See “Grants of Plan-Based Awards in 2012” Under “Compensation of Named Executive Officers” below for further specific information on equity grants to NEOs in 2012.

Section IV. 2012 Performance and Targets

As discussed above, a key element of the Company’s 2012 compensation program was the cash bonus that varies based on the Company and the individual executive meeting certain performance objectives and targets in 2012. The purpose of this element is to reward the Company’s executive officers for Company performance. The Company’s 2012 performance is discussed below, as are the payouts for the 2012 cash incentive bonus plan.

A. 2012 Financial Targets and Bonus Payouts

The Company’s 2012 financial targets were used as the basis for measuring the financial performance elements for the cash incentive bonus. The Company set targets for Revenue, Total Adjusted EBITDA, and Search Adjusted EBITDA and set the executive bonus calculation using those targets. The 2012 targets for overall Revenue, Total Adjusted EBITDA, and Search Adjusted EBITDA are set forth in the table below along with the Company’s actual performance for each of those metrics. Also set forth in the table below are the measures of the TaxACT business’s performance used in Ms. Kintzel’s legacy bonus program and TaxACT’s Tax Year 2011 performance for those measures.

2012 Performance: Target vs. Actual (in thousands)

Performance goal	2012 Target		2012 Actual
Revenue(1)	$260,264		$344,814
Adjusted EBITDA(1)(2)	$31,213		$50,648
Adjusted Search EBITDA(3)	$42,145		$62,494
TaxACT Tax year 2011 revenue	$85,000		$85,500
TaxACT Tax year 2011 unit growth	At market	(4)	At market	(4)

(1)	Revenue and Total Adjusted EBITDA exclude TaxACT.
(2)	Adjusted EBITDA includes $11.8 million in corporate expenses not allocated to segments and $832,000 capitalized as internally developed software and excludes $784,000 for mergers and acquisition activities and $309,000 in employee separation charges, and thus differs from reported Adjusted EBITDA by $11.5 million.
(3)	Adjusted Search EBITDA excludes $309,000 in employee separation charges.
(4)	“Market” is defined as growth in overall DIY e-filed tax returns, as reported by the IRS.

2012 Performance: Target Achievement and Bonus Payout

The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2012 as a percent of salary, and the achievement percentage for each financial element of the 2012 cash incentive bonus plan:

		Performance Target Achievement
Name(1)	Target Annual Bonus (% of Base Salary)	Revenue	Adjusted EBITDA	Search Adjusted EBITDA
William Ruckelshaus	100%	146%	150%	—
George Allen	55%	—	150%	—
Eric Emans	60%	146%	150%	—
Michael Glover	70%	146%	—	150%

As described above, Ms. Kintzel participated in a legacy pre-acquisition TaxACT bonus program in 2012, based on tax year 2011 performance. For the both the Revenue and Unit Growth elements, TaxACT’s tax year 2011 performance was at target, and Ms. Kintzel earned $20,000 for the Revenue element and $25,000 for the Unit Growth element. Ms. Kintzel also earned the $50,000 retention bonus, as she remained employed through the end of the 2011 Tax Year.

2012 Performance: Achievement of Individual Objectives and the Discretionary Bonus Element

As noted above, each NEO who participated in the 2012 cash incentive bonus plan had a subjective discretionary element based on an assessment of individual performance. For all executives other than Mr. Ruckelshaus, that assessment is based in part on the judgment of Mr. Ruckelshaus regarding each executive’s performance. For Mr. Ruckelshaus, the Committee makes the assessment of performance based on a performance evaluation conducted by Committee member and Board Chair, John Cunningham. This discretionary element for 2012 accounted for 30% of the total target bonus for NEOs other than Mr. Allen, for whom it constituted 75% of the target bonus. To calculate the payout for the discretionary element, the percent achievement for the individual objectives was established at a level between 0% and 100%, and that achievement level was then multiplied by the level of achievement of the applicable Company’s financial performance metrics to produce the payout percentages. Based on financial performance and achievement of individual objectives, the Committee determined that all participating NEOs were entitled to a payout for the discretionary element at a rate of between 140% and 150% of target. As described above, Ms. Kintzel participated in a modified version of the bonus plan that was only partially based on calendar year 2012 performance. The Committee determined that she achieved all of her objectives and she was awarded 100% of her discretionary component of $30,000 under this plan.

B. 2012 Stockholder Return

As noted above, the Company uses long-term equity grants, both RSUs and stock options, to align the financial interests of executives with the interests of stockholders. Stock options only have value if the price of the Company’s common stock is higher than it was when the stock options were granted. RSUs vest into shares of common stock and increase or decrease in value in direct proportion to any increase or decrease in the price of the common stock. The closing price per share of our common stock on December 31, 2012, was $15.71, up from $10.99 on December 30, 2011 (the last trading day of 2011), a 43% increase.

Section V. Compensation Process and Policies

A. Compensation Process

The Committee seeks to design a compensation program that applies the Company’s compensation philosophy and creates incentives to meet the Company’s objectives. To achieve this goal, the Committee receives input from a number of sources, including management, employees, and its independent compensation consultant, Compensia. More detail on some of the sources of information considered by the Committee is provided in this section below.

Although the Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the value of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Committee determines exactly how much value it places in any one element, or how any one element will compare to another element. The Board has selected the Committee members for their experience and abilities in determining compensation, and the Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, to the Company, and to stockholders.

Advisors Used in Compensation Determinations

Management and Other Employees.    Compensia and the Committee consulted regularly with Mr. Ruckelshaus, Mr. Emans, and Ms. Schoemaker regarding the design and implementation of the 2012 executive compensation program. Matters consulted on include the Committee’s compensation philosophy and objectives; the review of the experience, current performance, and other subjective factors for each executive officer; the preferred performance metrics and performance targets for the annual bonus program; the recommended adjustments for performance metrics; and other financial and operational issues related to compensation. The Committee has historically consulted with the CEO and CFO because they have significant involvement in and knowledge of the Company’s business goals, strategies, and performance; the overall effectiveness of executive officers; and each person’s individual contribution to the Company’s performance. The Company’s General Counsel was also consulted regarding legal issues related to compensation.

The Committee takes management’s recommendations into consideration, but retains the discretion to modify such recommendations, and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations. The CEO, CFO, and General Counsel are regularly invited to attend Committee meetings. The Committee generally meets in executive session outside the presence of management to discuss compensation issues and to review the performance of, and determine the compensation of, the CEO, CFO, and General Counsel. The Company’s legal advisors, human resources department, and corporate accounting department support the Committee in developing and administering the Company’s compensation plans and programs.

Independent Consultant.    The Committee has engaged Compensia, Inc. as its independent compensation consultant to advise on non-employee director and executive officer compensation matters. The Committee solely approved all engagement fees and other retention terms of Compensia and determined Compensia’s responsibilities. Compensia did not provide more than $120,000 in other services to the Company during 2012. The Committee’s engagement of Compensia for 2012 included a market study of relevant compensation elements for the executive officers, which the Committee used to assess market conditions and the competitiveness of the existing program. Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices. The Committee has assessed the independence of Compensia pursuant to applicable SEC and NASDAQ rules and concluded that Compensia’s work for the Committee does not raise any conflict of interest.

2012 Peer Group

The Committee’s independent compensation consultant, Compensia, provided peer group comparison data for the Company’s executive officers with respect to salary, incentive bonus, and equity grants. The Committee used this data for background and context when setting the amounts of the various compensation elements for 2012, but did not tie any compensation decisions directly to this data. The peer group created by Compensia and approved by the Committee for comparison of 2012 compensation consisted of 22 technology companies, primarily in the Internet software and services industry, with financial characteristics similar to Blucora. Compensia also provided the 2011 peer group, which included 23 companies. Compensia and the Committee periodically adjust the group to ensure continued appropriateness, but there was significant overlap between the 2011 and 2012 groups and there were no major changes in peer group philosophy. This group of 22 companies is as follows:

• 1 800 Flowers.com	• InterNAP Network Services	• Shutterfly

• Blue Nile	• Knot (XO Group)	• THQ

• comScore	• Liquidity Services	• Travelzoo

• Constant Contact	• Move	• US Auto Parts Network

• DealerTrack Holdings	• NIC	• Vitacost.com

• Dice Holdings	• Openwave Systems	• Web.com

• Earthlink	• PetMed Express

• eHealth	• RealNetworks

B. Compensation Policies

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incent executives and to protect Company and stockholder interests. Those policies are discussed below:

NEO Employment Agreements; Severance Payments.    The Company has employment agreements with all of its executive officers. In late 2011, the Compensation Committee adopted a new philosophy with respect to executive employment agreements and all agreements entered into with new executives since that time, as well as updated agreements with existing executives, have reflected this new philosophy. The Company uses employment agreements to retain and attract highly-qualified executives in a competitive market. The Company believes that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The employment agreements generally include a specific salary and a target bonus percentage that serves as the basis for the annual cash incentive bonus plan. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances.

These employment agreements reflect the philosophy that executives should not be provided with severance benefits if they voluntarily terminate their employment. Further, that severance benefits should be more limited, and should not include acceleration of unvested equity, in termination situations that are not in anticipation of or within a specified period following a change of control or other significant corporate event. In general, cash severance is only paid upon: (a) a termination of employment by the Company without cause; (b) a termination of employment by the executive with good reason; (c) death or disability of the executive; or (d) termination of employment in connection with a change of control or other significant corporate event.

A fundamental feature of the change of control provisions in the employment agreements is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions also contain a cut-back on severance compensation to ensure no Section 280G tax is triggered. The Committee believes that the foregoing change of control compensation is in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that are competitive with those of other companies. For specific information on termination payments, see “Potential Payments upon Termination of Employment” below.

Timing and Pricing of Share-Based Grants.    The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. In accordance with the 1996 Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by NASDAQ) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).

Prohibition Against Short Selling, Hedging, or Pledging of Company Securities.    The Company’s Code of Business Conduct and Ethics prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. This prohibition applies to all securities issued by the Company, including equity and debt. In addition, the Company’s Insider Trading Policy prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.

Perquisites.    The Company has historically maintained a conservative approach to providing perquisites to executive officers. The limited perquisites offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites offered to executives are generally offered to all employees. Although offered to all employees, the one perquisite that is not offered at the same level to every employee is the $150,000 life insurance plan, for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $150,000. All employees with a salary of at least $75,000 enjoy the same benefit offered to the executive officers.

Limits on Deductibility of Compensation.    The Committee reviews the Company’s compensation programs and policies in light of Section 162(m) of the Internal Revenue Code, which provides that annual compensation in excess of $1 million paid to the Company’s CEO and the three other highest compensated executive officers (excluding the CFO) is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). While the Committee attempts to structure compensation arrangements in a manner that allows deductibility under Section 162(m) where appropriate, the Committee intends to be flexible when circumstances merit alternate compensation arrangements, and thus does not have a policy that all executive compensation must be tax-deductible under Section 162(m).

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2012, and prior years to the extent applicable, by the Named Executive Officers:

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Stock awards(1)	Option awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)		Total
William Ruckelshaus	2012	$415,192	—	$506,800	$634,379	$613,311	$4,873		$2,174,555
President and Chief Executive Officer	2011	$400,000	$150,000	$371,200	$2,325,087	$540,000	$8,748		$3,795,035
	2010	$56,923	—	$289,324	$30,274	—	$62,789		$439,310

George Allen(4)	2012	$166,346	—	—	$809,149	$136,936	$102,262	(5)	$1,214,693
Executive Vice President of Corporate Development

Eric Emans	2012	$261,000	—	—	—	$229,574	$8,418		$498,992
Chief Financial Officer	2011	$216,716	—	$407,770	$330,493	$147,612	$8,262		$1,110,853
	2010	$193,731	—	$107,800	$96,784	$113,042	$6,794		$518,151

Michael Glover	2012	$242,429	—	$118,150	$110,846	$246,940	$1,236		$719,601
President of InfoSpace LLC	2011	$228,154	—	$266,800	—	$219,422	$1,130		$715,506
	2010	$217,693	—	$258,720	$232,281	$220,979	—		$929,673

JoAnn Kintzel(6)	2012	$183,333	$50,000	$246,200	$307,975	$75,000	$2,118		$864,626
Vice President of 2nd Story Software, Inc. (TaxACT)

(1)	Stock awards consist of RSUs granted under the 1996 Plan. Each RSU represents the right to receive one share of our common stock based on time vesting. Option awards consist of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount for stock and option awards is the grant date fair value. Assumptions used in the valuation of stock and option awards granted in 2012 are discussed in “Note 8: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Non-equity incentive compensation consists of amounts earned under the Executive Bonus Plan for the applicable year and paid out upon final determination of the amounts by the Compensation Committee.
(3)	All other compensation in 2012 consists of perquisites with an aggregate value of less than $10,000 for each NEO. These perquisites generally consist of non-discriminatory fringe benefits generally available to employees, such as the 401(k) employer’s match, communications reimbursement, and life insurance premiums.
(4)	Mr. Allen was hired as an employee of the Company on May 3, 2012.
(5)	Includes $101,613 paid to Mr. Allen through his investment research firm, Geronimo Capital LLC, for services rendered in 2012 before May 3, 2012.
(6)	Ms. Kintzel became an executive officer of the Company upon the closing of the Company’s acquisition of the TaxACT business on January 31, 2012.

Employment Agreements.    Each of the NEOs had an employment agreement with the Company during 2012 (see “Compensation Discussion and Analysis” above for further details). At the beginning of 2012, Mr. Ruckelshaus’s base salary was $400,000 with a target bonus of 100% of his salary. His base salary increased to $425,000 on June 16, 2012, and as a result of Mr. Ruckelshaus’s signing of a new employment agreement on December 31, 2012, his base salary rose to $450,000, effective on January 1, 2013. Mr. Emans’ base salary was $260,000 with a target incentive bonus of 60% of his base salary. Mr. Glover’s base salary was $241,500, with a target incentive bonus of 70% of his current base salary. Beginning with Ms. Kintzel’s signing of her employment agreement upon the January 31, 2012 acquisition of TaxACT, her base salary was $200,000. Beginning with Mr. Allen’s signing of his employment agreement on May 3, 2012, his base salary was $250,000.

Grants of Plan-Based Awards in 2012

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by the Company to the NEOs in 2012:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards			Estimated possible payouts under equity incentive plan awards				All other stock awards: number of shares of stock or units		All other option awards: number of securities underlying options		Exercise or base price per share of option awards	Grant date fair value of stock and option awards
		Threshold	Target	Maximum	Threshold		Maximum
William Ruckelshaus	6/15/2012	—	—	—	—		—		40,000	(1)	—		—	$506,800
	1/03/2012	—	—	—	—		—		—		200,000	(2)	$16.14	$634,379
	—	$51,708	$413,661	$620,492					—		—		—	—

George Allen	5/03/2012	—	—	—	50,000	(3)	150,000	(3)	—		—		$11.23	$634,920
	5/03/2012	—	—	—	—		—		—		50,000	(4)	$11.23	$174,229
	—	$11,411	$91,291	$136,936					—		—		—	—

Eric Emans	—	$19,500	$156,000	$234,000					—		—		—	—

Michael Glover	2/28/2012	—	—	—	—		—		10,000	(5)	—		—	$118,150
	2/28/2012	—	—	—	—		—				30,000	(5)	$11.82	$110,846
	—	$21,131	$169,050	$253,575					—		—		—	—

JoAnn Kintzel	1/31/2012	—	—	—	—		—		20,000	(6)	—		—	$246,200
	1/31/2012	—	—	—	—		—		—		80,000	(6)	$12.31	$307,975
	—	$5,000	$45,000	$190,000					—		—		—	—

(1)	Consists of RSUs granted to Mr. Ruckelshaus pursuant to Mr. Ruckelshaus’s amended and restated employment agreement effective June 15, 2011, in lieu of the 40,000 MSUs that his employment agreement stated that he would receive on June 15, 2012, vesting on the standard schedule noted below.
(2)	Consists of options granted to Mr. Ruckelshaus pursuant to Mr. Ruckelshaus’s amended and restated employment agreement effective June 15, 2011, vesting on the standard schedule noted below.
(3)	Consists of options granted to Mr. Allen pursuant to Mr. Allen’s employment agreement effective May 3, 2012, which are subject to performance-based vesting. The vesting period ends three years from the date of grant and vesting is earned as follows: one-third of the options vest upon completion of a qualifying acquisition of a $5 million purchase price, one-third vest for a qualifying acquisition with a value of $15 million, and one-third vest for a qualifying acquisition with a value of $50 million. In addition, for a qualifying acquisition with a value in excess of $50 million, the portion of the grant’s options that will vest is based on a ratio with the acquisition price as the numerator and $275 million as the denominator, and in the event of a qualifying disposition, the portion of the grant’s options that will vest is based on a ratio with the disposition proceeds divided by two as the numerator and $275 million as the denominator.
(4)	Consists of options granted to Mr. Allen pursuant to Mr. Allen’s employment agreement of May 3, 2012, vesting on the standard schedule noted below.
(5)	Consists of RSUs and options granted to Mr. Glover pursuant to an annual grant, vesting on the standard schedule noted below.
(6)	Consists of RSUs and options granted to Ms. Kintzel pursuant to Ms. Kintzel’s employment agreement effective January 31, 2012, vesting on the standard schedule noted below.

Non-equity Incentive Plan Awards.    The estimated possible payouts show the potential value of the payout for each NEO under the 2012 Blucora Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied, as described in the CD&A above. The possible payouts were performance-driven and therefore were completely at risk. As described in the CD&A, the targets are set to be challenging and to require significant effort for their achievement. In 2012, total revenues, adjusted Search revenue, and Adjusted EBITDA thresholds were each exceeded during the year. The threshold amount described above is based on meeting only the smallest of the financial performance goals at the threshold range, and assumes that the additional 30% that can be awarded for individual discretionary objectives is not achieved.

Stock Awards and Option Awards.    All other stock awards and all other option awards consist of RSUs and stock options granted under our 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting, and the options represent the right to purchase shares of our common stock. The exercise or base price per share of option awards column consists of the strike price for options granted. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date. Assumptions used in the valuation of these awards are discussed in “Note 8: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information concerning unexercised options and unvested RSUs for each of the NEOs outstanding as of December 31, 2012s:

					Option Awards(1)						Stock Awards(1)
			Number of securities underlying unexercised options				Equity incentive plan awards: number of securities underlying unexercised unearned options		Option exercise price/share	Option expiration date	Number of shares of stock that have not vested(2)		Market value of shares of stock that have not vested(2)
Name	Grant date		Exercisable		Not exercisable
William Ruckelshaus	5/2/2007		10,000		—		—		$25.17	5/2/2014	—		—
	5/12/2008		7,500		—		—		$9.64	5/12/2015	—		—
	6/4/2009		7,500		—		—		$7.19	6/4/2016	—		—
	5/11/2010		11,100		—		—		$8.74	5/11/2017	—		—
	6/15/2011		400,000		400,000		—		$8.74	6/15/2018	—		—
	1/3/2012		100,000	(3)	100,000	(3)	—		$11.39	1/3/2019	—		—
	6/15/2011		—		—		—		—	—	40,000	(4)	$628,400
	6/15/2012		—		—		—		—	—	40,000		$628,400

George Allen	10/25/2011	(5)	200,000		—		—		$8.70	10/25/2018	—		—
	5/3/2012		—		—		150,000	(6)	$11.23	5/3/2019	—		—
	5/3/2012		—		50,000		—		$11.23	5/3/2019	—		—

Eric Emans	9/11/2006		18,000		—		—		$21.86	9/11/2013	—		—
	2/29/2008		75,000		—		—		$10.19	2/28/2015	—		—
	5/11/2009		52,500		—		—		$7.10	5/11/2016	—		—
	3/29/2010		20,835		4,165		—		$10.78	3/29/2017	—		—
	3/29/2010		—		—		—		—	—	5,000	(7)	$78,500
	5/16/2011		—		—		—		—	—	11,500	(8)	$180,665
	8/19/2011		—		—		—		—	—	6,666	(9)	$104,773
	11/17/2011		41,663		83,337		—		$8.51	11/17/2018	—		—
	11/17/2011		—		—		—		—	—	16,667		$261,839

Michael Glover	5/19/2006		10,500		—		—		$24.47	5/19/2013	—		—
	6/7/2006		10,000		—		—		$21.98	6/7/2013	—		—
	4/1/2008		40,000		—		—		$12.20	4/1/2015	—		—
	10/7/2008		110,000		—		—		$9.29	10/7/2015	—		—
	5/11/2009		140,000		—		—		$7.10	5/11/2016	—		—
	3/29/2010		50,004		9,996		—		$10.78	3/29/2017	—		—
	3/29/2010		—		—		—		—	—	12,000	(7)	$188,520
	5/16/2011		—		—		—		—	—	28,750	(8)	$451,663
	2/28/2012		—		30,000		—		$11.82	2/28/2019	—		—
	2/28/2012		—		—		—		—	—	10,000		$157,100

JoAnn Kintzel	1/31/2012		—		80,000		—		$12.31	1/31/2019	—		—
	1/31/2012		—		—		—		—	—	20,000		$314,200

(1)

Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date, except as noted below.

(2)	The intrinsic value of options and the market value of unvested RSUs are based on the closing price of our common stock on December 31, 2012, which was $15.71 per share.
(3)	The options granted to Mr. Ruckelshaus on January 3, 2012 vested 33 1/3% on June 15, 2012, and the remainder vest ratably thereafter on an semi-annual basis until fully vested on June 15, 2014.
(4)

Consists of RSUs granted for the 2011 equity incentive program, which were originally granted as Market Stock Units, or MSUs. Each MSU was converted into a number of RSUs, based on Company performance measures. These converted MSUs vested 33 1/3% on June 15, 2012 and the remainder vest ratably thereafter on an annual basis until June 15, 2014.

(5)	The options granted to Mr. Allen on October 25, 2011 were granted under the terms of a consulting agreement between the Company and Mr. Allen’s investment research firm, Geronimo Capital LLC, and fully vested on January 31, 2012 as a result of TaxACT acquisition, which was a qualifying event per the terms of the award.
(6)	Consists of options granted to Mr. Allen pursuant to Mr. Allen’s employment agreement effective May 3, 2012, which are subject to performance-based vesting. The vesting period ends three years from the date of grant and vesting is earned as the greater of: one-third of the total award upon completion of a qualifying acquisition with at least a $5 million enterprise value, one-third for a qualifying acquisition with a $15 million or greater enterprise value, and one-third for a qualifying acquisition with a $50 million or greater enterprise value; or the portion of the total award based on a ratio with the enterprise value as the numerator and $275 million as the denominator. In addition, in the event of a qualifying disposition, the portion of the award’s options that will vest is based on a ratio with the disposition consideration received divided by two as the numerator and $275 million as the denominator.
(7)	Consists of RSUs granted on annual basis under the long-term equity incentive compensation program. The RSUs vest over three years; 50% vested on March 29, 2012 and 50% vests on March 29, 2013.
(8)

Consists of RSUs granted for the 2011 equity incentive program, which were originally granted as Market Stock Units, or MSUs. Each MSU was converted into a number of RSUs, based on Company performance measures. These converted MSUs vested 33 1/3% on April 1, 2012 and the remainder vest ratably thereafter on an annual basis until April 1, 2014.

(9)

Consists of RSUs granted on August 19, 2011 pursuant to Mr. Emans’ employment agreement vesting according to the following schedule: 33 1/3% vested on August 19, 2012 and the remainder vest ratably thereafter on an annual basis until August  19, 2014.

Option Exercises and Stock Vested in 2012

The following tables set forth certain information regarding the value realized upon exercise of options by NEOs during 2012 and the value of RSUs held by the NEOs that vested during 2012. The values realized upon vesting or exercise, as applicable, are before the payment of any fees, commissions, or taxes.

	Option Awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting(1)
William Ruckelshaus	—	—	20,000	$253,400
George Allen	—	—	—	—
Eric Emans	—	—	28,248	$389,891
Michael Glover	300	$3,150	35,121	$450,260
JoAnn Kintzel	—	—	—	—

(1)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Potential Payments upon Termination of Employment

Termination or Change in Control as of December 31, 2012

The following table sets forth the expected incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of such executive officer’s termination of employment due to a change in control, termination by the Company without cause, or by the employee for good reason, death, or disability, as of December 31, 2012:

Name	Salary-based payment(1)	Other cash(2)	Health benefits	Stock options(3)	Stock awards(3)	Total
William Ruckelshaus
Without cause/constructive termination	$450,000	$450,000	$21,868	—	—	$921,868
After significant corporate transaction (includes change in control) – without cause/good reason	$675,000	$675,000	$32,802	$3,220,000	$1,256,800	$5,859,602
Death	$112,500	$150,000	—	—	—	$262,500
Disability	$225,000	—	—	—	—	$225,000
George Allen
Without cause/ constructive termination	$250,000	—	$19,992	—	—	$269,992
After significant corporate transaction (includes change in control) – without cause/good reason	$250,000	$137,500	$19,992	$896,000	—	$1,303,492
Death	$62,500	$150,000	—	—	—	$212,500
Disability	$125,000	—	—	—	—	$125,000
Eric Emans
Without cause/constructive termination	$260,000	—	$21,868	—	—	$281,868
After significant corporate transaction (includes change in control) – without cause/good reason	$260,000	$156,000	$21,868	$620,560	$625,777	$1,684,205
Death	$65,000	$150,000	—	—	—	$215,000
Disability	$130,000	—	—	—	—	$130,000
Michael Glover
Without cause/good reason (includes change in control)	$241,500	$169,050	$19,992	$83,065	$398,641	$912,248
Death	$59,548	$150,000	$4,930	—	—	$214,478
Disability	$119,096	—	—	—	—	$119,096
JoAnn Kintzel
Without cause/constructive termination	$200,000	—	$15,723	—	—	$215,723
After significant corporate transaction (includes change in control) – without cause/good reason	$200,000	$100,000	$15,723	$272,000	$314,200	$901,923
Death	$50,000	$150,000	—	—	—	$200,000
Disability	$100,000	—	—	—	—	$100,000

(1)	Consists of the NEO’s annual salary multiplied by the applicable circumstantial multiplier, if any.
(2)	Generally consists of the NEO’s target bonus multiplied by the applicable circumstantial multiplier, if any. The amount for Death includes a $150,000 life insurance policy payable upon death of employee.
(3)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2012, which was $15.71 per share.

The following sections describe and explain the specific circumstances that would trigger the amounts set forth in the table above.

Termination without Cause and Constructive Termination or Resignation for Good Reason.    Under the agreements in place at the end of 2012, Mr. Ruckelshaus, Mr. Emans, Ms. Kintzel, Mr. Allen, and Mr. Glover receive similar benefits if Blucora terminates without cause or for constructive termination (resignation for good reason for Mr. Glover). Under these circumstances, the executive is entitled to severance benefits of a one-time lump sum payment equal to 100% of his or her then-current annual salary, and a lump sum payment equal to 12 months of COBRA insurance benefits for Mr. Ruckelshaus, Ms. Kintzel, Mr. Emans, and Mr. Allen, and up to 12 months of Company-paid COBRA insurance benefits paid over time for Mr. Glover. Mr. Ruckelshaus and Mr. Glover would also receive lump sum payments equal to their annual targeted bonuses. In addition, Mr. Glover would receive immediate vesting of 50% of his unvested RSUs and stock options and 12 months to exercise such vested stock options. Mr. Ruckelshaus, Ms. Kintzel, Mr. Emans, and Mr. Allen do not receive any acceleration of vesting or exercisability of any outstanding equity awards or extension of any option post-termination exercise period. In general (with a few minor variations set forth in each NEO’s employment agreement), “cause” is defined as misconduct that is criminal, dishonest, fraudulent, or in violation of the Company’s code of conduct or other written policy, failure to perform the NEO’s job duties, breach of confidentiality, or an obstruction of any internal or governmental investigation. “Constructive termination” comprises a material reduction in base salary, duties, responsibilities, or title (reporting structure alone is insufficient), or a requirement that the NEO relocate more than 25 miles. “Good reason” under Mr. Glover’s agreement includes the elements of constructive termination and adds a material change to his incentive bonus, reporting relationship, reduction in benefits, any termination other than for cause, Blucora’s material breach of his employment agreement, or a change in control.

Change in Control.    The consequences for a change in control are similar across NEOs. With regard to Mr. Ruckelshaus, if the Company terminates him without cause or if he terminates for good reason during the 12-month period following a change in control or a significant corporate transaction, or in the 2 months prior to either occurring but at the request of an involved third party, Mr. Ruckelshaus would receive a severance payment equal to 150% of his base salary plus 150% of his target bonus amount. In these circumstances, Ms. Kintzel, Mr. Emans, and Mr. Allen would each receive a severance payment equal to 100% of base salary plus 100% of his or her target bonus amount. Mr. Ruckelshaus would also receive a lump sum payment equal to 18 months of COBRA insurance, and Ms. Kintzel, Mr. Emans, and Mr. Allen would each receive a lump sum payment equal to 12 months of COBRA insurance. The outstanding equity awards for Mr. Ruckelshaus, Ms. Kintzel, Mr. Emans, and Mr. Allen would fully vest and remain exercisable until the earlier of expiration or 24 months in the case of Mr. Ruckelshaus, Mr. Allen, and Mr. Emans or 12 months in the case of Ms. Kintzel.

Mr. Glover’s benefits are substantially similar and would occur only upon a change in control. He, too, would receive a severance payment equal to 100% of base salary plus 100% of target bonus amount, as well as Company-paid COBRA insurance benefits for up to 12 months. However, only 50% of Mr. Glover’s unvested stock options and RSUs would immediately vest with 12 months to exercise his options.

A change in control for all NEOs is defined as any of the following: (i) acquisition of 50% of the voting power of the Company’s outstanding securities by any person or through a merger or acquisition of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company, or substantially all of its assets, or (iv) a change in composition of the Board of Directors such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority, or a director appointed by directors so nominated).

With regard to Mr. Ruckelshaus, Ms. Kintzel, Mr. Emans, and Mr. Allen, a significant corporate transaction is an acquisition, purchase, merger, consolidation, joint venture, tender or exchange offer, recapitalization or similar transaction with a value greater than $100 million, unless with a subsidiary or other entity Company controls.

Death.    Under the agreements in place at the end of 2012 for Mr. Ruckelshaus, Ms. Kintzel, Mr. Emans, and Mr. Allen, death entitles the NEOs beneficiary to receive a lump sum payment equal to three months’ base salary. Mr. Glover’s estate is entitled to receive continuing payments of severance equal to his base salary for 90 days. His estate also has the right to exercise his then-vested options for one year following his death and receive Company-paid COBRA health insurance benefits for 90 days.

Disability.    Under the agreements in place at the end of 2012 for Mr. Ruckelshaus, Ms. Kintzel, Mr. Emans, and Mr. Allen, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one year period) entitles the NEO to receive a lump sum payment equal to six months base salary. Mr. Glover would receive continuing payments of his base salary until eligible for long-term disability under the Company’s group policy, capped at 180 days.

Glover Agreement.    On March 15, 2013, Mr. Glover signed an amended and restated employment agreement that more closely conforms his severance arrangements to those of the other executive officers. As this new agreement was not in place on December 31, 2012, it does not affect the amounts set forth in the table above, but it will govern any amounts received by Mr. Glover if any of the specified circumstances occur in the future.

Required Release.    Prior to receiving severance for any termination, an NEO is required to sign the Company’s standard release, which includes, among other terms, a confidentiality provision with an unlimited duration, a non-competition provision with one-year duration, and a non-solicitation provision with a one-year duration.

Acceleration of 1996 Plan Equity.    Except as explained below, under the 1996 Plan, any outstanding equity award terminates upon a change of control (as defined in the 1996 Plan). The equity award does not terminate, however, if the equity award is assumed or substituted by the successor corporation or its parent company. Regardless of whether the equity award is assumed or substituted by the successor corporation or its parent company, to the extent permitted by law, 25% of unvested equity awards vest immediately prior to a change of control transaction. If the equity awards are not assumed or substituted with equity awards providing substantially equal value and substantially similar provisions, then an additional 25% of unvested equity awards will vest immediately prior to a change of control transaction. Additionally, the Company’s employment agreements with the NEOs provide for some or full acceleration of vesting of all equity awards held by the NEO upon a change of control, termination of employment of the executive officer by the Company or its successor if such termination was not for cause or was by the executive for good reason, as well as in some cases upon termination due to disability or upon the death of the executive. The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period, or the termination of any restriction period.

EQUITY COMPENSATION PLAN INFORMATION

During 2012, certain executive officers and directors received benefits under the 1996 Plan. Our stockholders have approved the 1996 Plan and the 1998 Employee Stock Purchase Plan.

At December 31, 2012, none of the plans not approved by stockholders described in the table below had shares available for future issuance. All plans are described in detail in “Note 7: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012. The table below sets forth information regarding outstanding awards under the Company’s equity compensation plans as of December 31, 2012:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(2)	4,583,627	(3)	$13.00	5,416,722	(4)
Equity compensation plans not approved by stockholders(5)	65,550		$24.47	—

Total	4,649,177		$13.33	5,416,722

(1)	Consists of the weighted-average exercise price of outstanding options, as no warrants or rights other than options are currently outstanding.
(2)	Includes shares issuable under the 1996 Plan and our 1998 Employee Stock Purchase Plan.
(3)	Consists of 3,678,089 shares of common stock issuable upon exercise of outstanding options, and 905,538 shares of common stock issuable upon vesting of RSUs.
(4)	Includes 4,953,656 shares available for future grant under the 1996 Plan and 463,066 shares available for future grant under the 1998 Employee Stock Purchase Plan.
(5)	Shares issuable upon exercise of outstanding options under the 2001 Nonstatutory Stock Option Plan.

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish Blucora with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by the Company or filed with the SEC, and written representations from certain reporting persons, Blucora believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2012.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of Blucora as of April 1, 2013, as to: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock; (ii) each director and each nominee for director of Blucora; (iii) each of the Named Executive Officers named in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of Blucora is based on their most recent filings with the SEC (as described in the footnotes to this table)

and is not independently verified by Blucora. Unless otherwise indicated below, and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below:

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly		Number of Shares That Can Be Acquired Within 60 Days of April 1, 2013		Shares Beneficially Owned(1)
			Options/ Warrants	RSUs	Number		Percent of Class
5% Stockholders

FMR LLC. 82 Devonshire Street, Boston, MA 02109	6,111,516		—	—	6,111,516	(2)	14.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,194,067		—	—	3,194,067	(3)	7.8%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,906,375		—	—	2,906,375	(4)	7.1%

The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	2,365,201		—	—	2,365,201	(5)	5.8%

Directors

John Cunningham	30,187	(6)	81,100	6,000	116,287	(6)	*

David Chung	—		—	—	—		—

Lance Dunn	1,007		—	—	1,007		*

Jules Haimovitz	9,000		63,300	4,500	76,800		*

Richard Hearney	9,000		48,300	4,500	61,800		*

Steven Hooper	4,750		29,100	8,250	42,100		*

Elizabeth Huebner	9,000		43,300	4,500	56,800		*

William Ruckelshaus	46,659		536,100	—	582,759		1.4%

Andrew Snyder and Cambridge Information Group, Inc. 111 W 57th Street New York, NY 10019	1,974,035		1,020,100	4,500	2,998,635	(7)	7.1%

Named Executive Officers

George Allen	989		366,665	—	367,654		*

Eric Emans	37,296		233,001	4,168	274,465		*

Michael Glover	70,131		380,499	—	450,630		1.1%

JoAnn Kintzel	3,527		26,664	—	30,191		*

All current directors and executive officers as a Group (13 persons)	2,207,210		2,929,629	39,752	5,176,591		11.8%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 1, 2013, if any, or RSUs held by that person that vest within 60 days of April 1, 2013, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013, by FMR LLC. FMR LLC is an investment advisor/manager to certain funds and as investment advisor/manager, FMR LLC possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. FMR LLC disclaims beneficial ownership of the shares held by the funds. FMR LLC reported it had sole voting power with respect to 587,877 shares and sole dispositive power with respect to 6,111,516 shares.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2013, by BlackRock, Inc.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2013, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power with respect to 2,850,156 shares and sole dispositive power with respect to 2,906,375 shares.
(5)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2013, by The Vanguard Group. (“Vanguard”). Vanguard reported it had sole voting power with respect to 57,164 shares and sole dispositive power with respect to 2,365,201 shares.
(6)	Includes 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.
(7)	Based on information contained in a Schedule 13D filed with the SEC on September 2, 2011 by Cambridge Information Group, Inc. and the other reporting person named therein and Form 4s filed with the SEC on November 28, 2011, February 23, 2012, and June 1, 2012 by Andrew M. Snyder, and includes all shares beneficially held by the group formed by such reporting persons (the “CIG Group”). The CIG Group includes Cambridge Information Group, Inc., Cambridge Information Group I LLC, CIG Equity Partners LLC, Andrew M. Snyder, and Robert N. Snyder.

Ownership Limitations

Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Effective upon stockholder approval at the 2009 annual meeting, the Company adopted a certificate of amendment to the amended and restated certificate of incorporation (the “Charter”) to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.

In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. the Company intends to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

STOCK PERFORMANCE GRAPH

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Set forth below is a line graph comparing the cumulative total stockholder return of our common stock to the cumulative total return of (i) the NASDAQ Index and (ii) the NASDAQ Computer Index for the five-year period ending on December 31, 2012, in all cases assuming the full reinvestment of dividends.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of Blucora is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2014 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004 no later than December 25, 2013 and must otherwise be in compliance with applicable SEC rules.

Any director nomination or stockholder proposal of other business intended to be presented for consideration at the 2014 annual meeting of stockholders, but not intended to be considered for inclusion in the Company’s Proxy Statement and form of proxy for such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of Blucora not fewer than 60 days nor more than 90 days in advance of the annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Blucora’s principal executive offices at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2012, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on the corporate website at www.blucora.com. Upon written request by any stockholder to Linda Schoemaker, the Corporate Secretary of Blucora, at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investor Center – Financial Information – SEC Filings.”

INCORPORATION OF DOCUMENTS BY REFERENCE

This proxy statement incorporates information about the Company that is not included in or delivered with this proxy statement. The SEC allows companies to “incorporate by reference” certain information filed with the SEC, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference, although not included in or delivered with this proxy statement, is considered to be a part of this proxy statement. The Company incorporates by reference its Current Report on Form 8-K filed with the SEC on March 15, 2013.

By Order of the Board of Directors,

Linda Schoemaker General Counsel and Secretary

Bellevue, Washington

April 24, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN    SIGNED     AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Lance Dunn	02 Steven Hooper		03 David Chung
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013.						☐	☐	☐
3	Proposal to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement.						☐	☐	☐
4	Proposal to approve the flexible settlement feature for the potential conversion of the Convertible Notes.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The The Proxy Statement and Annual Report to Stockholders is/are available at www.proxyvote.com.

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BLUCORA INC Annual Meeting of Stockholders May 22, 2013 2:00 PM This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 24, 2013, and hereby appoints Eric Emans and Linda Schoemaker, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on May 22, 2013 at 2:00 p.m., local time, in the large conference room on the 2nd floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals in Proposals One, Two, Three, and Four. If any other matters properly came before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side